EXHIBIT 15.4

AstraZeneca PLC
Legal & Secretary's Department
15 Stanhope Gate
London
W1K 1LN

For the attention of Justin Hoskins
By fax 020 7304 5196 & by post

Date

9 March 2007

Dear Ladies and Gentlemen

IMS DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2006

In connection with the anticipated filing by AstraZeneca PLC (“AstraZeneca”) of certain registration statements with the US Securities and Exchange Commission, IMS Health hereby authorises you to refer to IMS Health and certain pharmaceutical industry data derived by IMS Health, as identified on the pages annexed hereto as Exhibit A, a selection of pages from AstraZeneca’s Annual Report and Form 20-F Information for the fiscal year ended 2006 (the “Annual Report”), which is incorporated by reference in the registration statements No. 33-83774 for AstraZeneca and Zeneca Wilmington Inc. and No. 333-114165 for AstraZeneca, each on Form F-3, and in the registration statements No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918 and No. 333-124689 on Form S-8 for AstraZeneca. A copy of the relevant pages of the Annual Report has been provided to IMS Health.

Our authorisation is subject to your acknowledgement and agreement that:

1)	IMS Health has not been provided with a full copy of the draft Annual Report but only a very limited number of pages from the documents as indicated above;

2)
IMS Health has not undertaken an independent review of the information disclosed in the Annual Report other than to discuss our observations as to the accuracy of the information relating to IMS Health and certain pharmaceutical industry data derived by IMS Health;

3)
AstraZeneca acknowledges and agrees that IMS Health shall not be deemed an “Expert” in respect of AstraZeneca’s securities filings, and AstraZeneca agrees that it shall not characterize IMS Health as such; and

4)
AstraZeneca accepts full responsibility for the disclosure of all information and data, including that relating to IMS Health, set forth in the Annual Report as filed with the SEC and agrees to indemnify IMS Health from any third party claims that may arise therefrom.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Very truly yours,

/s/ Clive Savage

Director, Corporate Communications, EMEA
For and on behalf of IMS Health

ACCEPTED AND AGREED
this 21 day of March 2007:

AstraZeneca PLC

By:	/s/ Justin Hoskins
Name: Justin Hoskins Title: Assistant Secretary

Exhibit A

1

ASTRAZENECA IS ONE OF THE WORLD’S LEADING PHARMACEUTICAL COMPANIES, WITH A BROAD RANGE OF MEDICINES DESIGNED TO FIGHT DISEASE IN IMPORTANT AREAS OF HEALTHCARE. BACKED BY STRONG SCIENCE AND WIDE-RANGING COMMERCIAL SKILLS, WE ARE COMMITTED TO SUSTAINABLE DEVELOPMENT OF OUR BUSINESS AND THE DELIVERY OF A FLOW OF NEW MEDICINES THAT MAKE A DIFFERENCE IN THE LIVES OF PATIENTS AND CREATE VALUE FOR OUR SHAREHOLDERS AND WIDER SOCIETY.

2006 IN BRIEF

>	SALES INCREASED BY 11% TO $26,475 MILLION.

>	STRONG PERFORMANCE OF FIVE KEY GROWTH PRODUCTS (NEXIUM, SEROQUEL, CRESTOR, ARIMIDEX AND SYMBICORT ) WITH COMBINED SALES REACHING $13,318 MILLION, UP 23%.

>	OPERATING PROFIT INCREASED BY 28% TO $8,216 MILLION. OPERATING MARGIN IMPROVED BY 3.8 PERCENTAGE POINTS TO 31.0% OF SALES.

>	FREE CASH FLOW OF $6,788 MILLION. SHAREHOLDER RETURNS TOTALLED $5,382 MILLION (DIVIDENDS $2,220 MILLION; NET SHARE RE-PURCHASES $3,162 MILLION).

>	DIVIDEND INCREASED BY 32% TO $1.72.

>	EPS UP 34% TO $3.86.

>	OUR PRODUCT PORTFOLIO NOW INCLUDES 11 MEDICINES EACH WITH ANNUAL SALES OF MORE THAN $1 BILLION.

>	GOOD SALES GROWTH IN ALL REGIONS,WITH THE US UP 16%, EUROPE UP 6%, JAPAN UP 5% AND REST OF WORLD UP 11%.

>	BETWEEN 1 DECEMBER 2005 AND 31 JANUARY 2007, THE COMPANY HAS COMPLETED 12 SIGNIFICANT LICENSING AND ACQUISITION PROJECTS AND NINE SIGNIFICANT RESEARCH COLLABORATIONS.

3

CHIEF EXECUTIVE OFFICER’S REVIEW

“AFTER MY FIRST YEAR AS CHIEF EXECUTIVE OFFICER, I AM DELIGHTED TO INTRODUCE AN ANNUAL REPORT THAT NOT ONLY RECORDS OUR STRONG FINANCIAL PERFORMANCE DURING 2006 BUT ALSO DEMONSTRATES OUR COMMITMENT TO OVERCOMING THE CHALLENGES THAT WE AND OUR INDUSTRY FACE IN AN EVER-TOUGHER ENVIRONMENT AND TO CONTINUING TO DELIVER A PERFORMANCE THAT WILL PLACE US AMONG THE BEST IN THE INDUSTRY.”

AstraZeneca is a successful, research-based, prescription pharmaceutical business. We bring benefit for patients and add value for our shareholders and wider society through innovation and the responsible delivery of medicines in important areas of healthcare.

The demand for healthcare continues to grow. People are living longer, populations are increasing and the emergence of new economies means that the number of patients who can benefit from medicines is expanding. At the same time, many diseases remain under-diagnosed, sub-optimally treated or do not have effective therapies. Alongside these significant opportunities for AstraZeneca to make a difference, we face some tough challenges –including growing pressure on the price of our marketed products, higher costs and regulatory hurdles for the development of new ones and an increasingly competitive marketplace, including earlier challenges to our patents.

Our strategy for achieving sustained, industry-leading growth within this environment centres on three key priorities:

>	Strengthening our pipeline of new medicines, from our own research laboratories and by accessing scientific innovation outside AstraZeneca;

>	Delivering the full potential of all our marketed medicines, through rigorous life-cycle management, excellent customer support; and

>	Challenging our cost structure to make room for further investment in R&D and externalisation, while increasing access to our medicines.

PATIENTS, PRODUCTS, PEOPLE AND PERFORMANCE
Our business objectives are focused on four core areas – patients, products, people and performance – that we believe are core drivers of success in delivering our strategy.

To bring the most benefit for patients and those who treat them, we must continue to understand what makes a difference for them – and apply that insight across all of our activities to ensure we remain targeted on their changing needs. For the future, we recognise that sustainable long-term success depends on further strengthening the flow of new products – whether from our own laboratories or from outside AstraZeneca. The continued commitment and energy of our people is vital, and we aim to provide the leadership and support they need to deliver their best contribution to achieving our business goals. By keeping our promises in all aspects of our business, and effectively managing the associated opportunities and risks, we aim to drive a performance that will place us among the best in the industry.

OUR YEAR IN BRIEF
2006 saw some good progress. The Company delivered excellent financial results, with strong sales growth of 11%, enhanced by our continued commitment to improve productivity across the business.

Product performance
In the short to medium term, our growth is expected to continue to be driven by five key products, launched over the last 12 years
– Arimidex, Crestor, Nexium, Seroquel andSymbicort. In 2006, these five key growth products together delivered sales of $13.3 billion, up 23% from last year, and overall sales of all our products, including our successful mature brands such as Casodex, Zoladex, Seloken/Toprol-XL, Zomig, Diprivan and Merrem, totalled $26.5 billion.

With sales of $1.5 billion, up 29% from last year, Arimidex is now the leading hormonal breast cancer therapy in the US, Japan and France. This continued growth is largely based on results from the ATAC study, which showed Arimidex to be superior to tamoxifen in the five years after surgery, when the risk of the cancer recurring is at its highest. In June, following approval through mutual recognition for a new use, many patients in Europe currently receiving tamoxifen can now be switched to Arimidex.

Crestor, our highly effective treatment for managing cholesterol levels, achieved sales of over $2 billion, an increase of 59% over last year. Data from two clinical studies (ORION in 2005 and ASTEROID in 2006) demonstrated strong potential for Crestor in the treatment of atherosclerosis. The METEOR study has also now been completed, and the results will be presented in March 2007. The METEOR study forms the basis of a submission for an atherosclerosis label made to the Food and Drug Administration (FDA) and in the EU through the Mutual Recognition Procedure in January 2007. ASTEROID and ORION were included in the submission as supportive studies.

Nexium, our treatment for acid-related diseases, achieved sales of $5.2 billion. During the year, we gained approval for the additional use of Nexium in children aged 12-17 years with gastro-oesophageal reflux disease, and for a new use in treating patients with the rare gastric acid disorder, Zollinger Ellison Syndrome.

Seroquel, with sales of $3.4 billion, further strengthened its position as the market-leading atypical anti-psychotic therapy in the US and continued to grow strongly elsewhere. Already used for the treatment of schizophrenia and bipolar mania, we gained approval during the year in the US for its use in bipolar depression. Seroquel is the first and only single-agent medication approved for both mania and depression in bipolar disorder.

4	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CHIEF EXECUTIVE OFFICER’S REVIEW CONTINUED

In December, the European Patent Office ruled that one of the European substance patents for Nexium would be rejected. Both Nexium and Seroquel continue to be the subject of patent litigation in the US following the filing of Abbreviated New Drug Applications in 2005 and 2006. AstraZeneca continues to have confidence in the intellectual property portfolio protecting Nexium and Seroquel and will defend and enforce its intellectual property rights protecting both products.

Symbicort achieved global sales of $1.2 billion in 2006, up 18%. During the year, it was approved in the US in a pressurised Metered Dose Inhaler for maintenance treatment of asthma in patients aged 12 years and above. We continue to plan for a US launch for Symbicort around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches. In addition, Symbicort SMART was approved for use in adults through the EU Mutual Recognition Procedure.

You can read more about our product performance in other sections of this report.

In our markets
The growing demand for healthcare means increasing pressure on the budgets of governments and others who pay for it. We must manage the associated downward pressure on the price of our products, whilst continuing to invest in providing medicines that make a difference. During 2006, pricing pressure was particularly strong in Europe, where governments continue to introduce cost-containment measures such as jumbo reference pricing in Germany. In the US, still the world’s largest pharmaceutical market, the Democratic gains in the mid-term election may signal further changes to the pricing environment in that country. You can read more about this in the Geographic Review and Price Regulation sections (pages 33 and 50).

As we continue to focus on managing such challenges and building on our leading positions in established markets, we are also increasing our strength in fast-developing markets, such as China. During the year, we announced a $100 million R&D investment over the next three years in China, which reflects our commitment to building our presence in this important market. As part of this, I was pleased to hold in 2006 the first AstraZeneca Senior Executive Team meeting in that country.

Strengthening our pipeline
There are three linchpins in our strategy to strengthen the pipeline. First, improve the productivity of our own in-house discovery and development efforts. Second, continue to increase the pace with which we evaluate and acquire promising projects from external sources. This is not a short-term stopgap to backfill the pipeline. It represents an important change in mindset. We are making a long-term commitment to step up our access to the world of scientific innovation that resides outside AstraZeneca. The third element is our commitment to establishing AstraZeneca as a major international presence in biopharmaceuticals.

Enhancing in-house discovery and development
During 2006, we continued our drive to improve the efficiency of our internal R&D processes and the effectiveness of our decision-making so that we can quickly eliminate weaker drug candidates and concentrate on the robust, rapid progress of the ones most likely to succeed as significant advances in healthcare. We also reviewed our disease target areas and re-focused our effort to ensure our scientific resources are prioritised on those areas where we believe our skills can make the most difference and where the largest opportunities lie.

The results of our drive to improve productivity are reflected in the sustained size of the early development portfolio. During 2006, 21 candidate drugs were selected for development (compared with 25 in 2005 and 18 in 2004). We have a number of compounds in the later stages of development including Zactima and Recentin (formerly AZD2171) for treating cancer, and AGI-1067 and AZD6140 for cardiovascular disease. You can read more about these and the other compounds in the therapy area review (pages 16 to 32) and in our development pipeline table on pages 40 to 42.

Accessing external innovation
Our commitment to keeping up the pace of externalisation to further strengthen our pipeline is reflected in our establishment of a new Strategic Planning and Business Development function, dedicated to finding the best opportunities available and delivering high quality deal execution and alliance management capabilities. In January 2007, we made a significant step in strengthening our late-stage pipeline when we announced a collaboration with Bristol-Myers Squibb Company (BMS) to develop and commercialise two late-stage compounds, discovered by BMS, being studied for the treatment of Type 2 diabetes – an area of high unmet medical need. Together with other recent successes, such as the alliance with Schering AG to co-develop and jointly commercialise a novel breast cancer treatment and the collaboration with Abbott to co-develop and market a combination treatment for mixed dyslipidaemia, it also indicates the progress we have already made towards becoming a preferred partner.

Building our biopharmaceuticals presence
Biopharmaceuticals – medicines derived from biological molecules – have been the fastest-growing segment of the pharmaceuticals market in recent years. While AstraZeneca’s science base already possessed some discovery and development capabilities for new biological medicines, our historic strength has been centred on small molecules. We need to strengthen our capacity to attack new disease targets with small molecules and biologicals in an integrated fashion, across all our therapy areas. Our acquisition of Cambridge Antibody Technology Group plc (CAT) was a significant step towards achieving this aim. CAT’s skills in biopharmaceuticals complement our own expertise in small molecule science, and provide a foundation for building a future pipeline of new products from both areas of research. We anticipate that from 2010 onwards, one in four AstraZeneca candidate drugs eligible for full development will be biologicals.

8	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

BUSINESS REVIEW

ASTRAZENECA IN BRIEF
>	WE DISCOVER, DEVELOP, MANUFACTURE AND MARKET PRESCRIPTION PHARMACEUTICALS FOR IMPORTANT AREAS OF HEALTHCARE: CARDIOVASCULAR, GASTROINTESTINAL, NEUROSCIENCE, ONCOLOGY, RESPIRATORY AND INFLAMMATION,AND INFECTION.

>	BROAD PRODUCT RANGE, INCLUDING MANY WORLD LEADERS AND A NUMBER OF KEY GROWTH PRODUCTS: ARIMIDEX, CRESTOR, NEXIUM, SEROQUEL AND SYMBICORT.

>	ACTIVE IN OVER 100 COUNTRIES WITH GROWING PRESENCE IN IMPORTANT EMERGING MARKETS; CORPORATE OFFICE IN LONDON, UK; MAJOR R&D SITES IN SWEDEN,THE UK AND THE US.

>	OVER 66,000 EMPLOYEES (58% IN EUROPE, 27% IN THE AMERICAS AND 15% IN ASIA, AFRICA AND AUSTRALASIA).

>	AROUND 12,000 PEOPLE AT 16 R&D CENTRES IN 8 COUNTRIES.

>	27 MANUFACTURING SITES IN 19 COUNTRIES.

>	WE SPEND OVER $16 MILLION EACH WORKING DAY ON DISCOVERING AND DEVELOPING NEW MEDICINES.

INTRODUCTION
In this section, we have applied the best practice principles of an operating and financial review and discuss the main trends and factors underlying the development, performance and position of AstraZeneca during 2006.

To that end, we provide in this business review an overview of AstraZeneca’s business environment and information about our research, development, manufacturing and sales and marketing activities worldwide, including our 2006 performance in these areas, as seen through the eyes of the Board.

We describe the external environment in which we operate, including the opportunities and challenges, the market for pharmaceuticals, the competitive and regulatory environment, and the principal risks and uncertainties.

We describe our strategy for managing the opportunities and challenges of our business environment, the resources that we bring to bear and how they are aligned to create value through achievement of our strategic objectives, and likely future developments in our business. We also highlight the importance of leadership, effective decision-making and risk management.

Finally, we explain how our progress towards achievement of our objectives is measured.

In the therapy area, geographic and financial reviews, we report on our financial performance during 2006 at a global level, in different geographic areas and at a product level. We also report in detail on the progress of our pipeline and developments in relation to our marketed products (such as new indications, regulatory filings and clinical trial data).

DIRECTORS’ REPORT	9
Business Review

BUSINESS ENVIRONMENT

AS A GLOBAL, RESEARCH-BASED PHARMACEUTICAL COMPANY, WE OPERATE IN AN EVER-CHANGING ENVIRONMENT THAT PRESENTS BOTH OPPORTUNITIES AND CHALLENGES FOR OUR BUSINESS.

GROWING DEMAND FOR HEALTHCARE There remains a strong fundamental demand for healthcare that underpins the industry’s future growth prospects. Specific elements that contribute to this include:

Japan is the second largest country for pharmaceutical sales at $57 billion (10% of worldwide sales), with growth of 1% in 2006 declining from 7% growth in 2005. This was largely due to the biennial price revisions enforced by the Japanese Ministry of Health, Labour and Welfare.

Europe accounts for 29% of the world market and growth slowed to 5% in 2006 (from 6% in 2005). Growth among major markets within Europe ranged from 0% in Belgium to 7% in Spain, with large countries such as Germany, France and the UK showing growth of 3%, 4% and 3%, respectively.

Asia Pacific and Latin America account for 7% and 4%, respectively, of worldwide sales. Notable growth from countries in these regions in 2006 came from China (sales of $10.4 billion, growth of 13%), Brazil (sales of $8.6 billion, growth of 14%), Korea (sales of $8.3 billion, growth of 13%) and India (sales of $5.4 billion, growth of 13%), which ranked 9th, 10th, 11th and 15th respectively in world markets.

THERAPY AREAS
According to the World Health Organization (WHO), the greatest burden of disease is in non-communicable disease. Conditions such as malignant tumours, ischaemic heart disease, cerebrovascular disease, chronic obstructive pulmonary disease (COPD), schizophrenia, bipolar disorder and asthma are significant contributors. However, communicable diseases are also increasing, due primarily to HIV/AIDS and tuberculosis.

AstraZeneca’s skills, experience and resources are focused on the following therapy areas, which together represent a significant proportion of the worldwide burden of disease:

Cardiovascular (CV)
CV disease claims more lives each year than the next four leading causes of death combined. Globally, CV disease accounts for 17 million deaths each year, making it the greatest risk to life for most adults. CV is also the single largest therapy area in the global healthcare market, with a world market value of $137 billion. One in three adults has some form of CV disease, including diseases such as high blood pressure (market value $48 billion), abnormal levels of blood cholesterol (market value $35 billion), thrombosis – including heart attacks and stroke (market value $17 billion)

>	The growing number of people who expect high standards of healthcare, especially among the elderly, who represent a rising proportion of developed nations’ populations; and

>	Many diseases are under-diagnosed, sub-optimally treated or do not have effective therapies.

The growing demand for healthcare will be met not only by existing therapies but also by new ones originating from advances in the understanding of the biology of disease and the application of new technologies. Innovative new products have been launched by the industry in recent years, which are changing therapeutic approaches and are improving quality of life for patients.

In addition, fast-developing economies such as China and India are expanding the number of patients who can benefit from medicines. This represents a significant opportunity for the industry.

WORLD MARKETS
The world pharmaceutical market in 2006 was valued at $574 billion. This represents an increase in constant US dollar terms of 6% over the previous year, which is lower than in 2005 (when growth was 7%). The US is by far the largest pharmaceutical market in the world, accounting for $267 billion of sales (47% of the worldwide total). US growth rose to 7% in 2006 (from 5% in 2005), despite continuing cost-containment pressures and the growing use of generic pharmaceuticals. This rise was largely due to the increased uptake of products following implementation of the Medicare prescription drug benefit scheme in 2006.

In this Business Environment section, unless otherwise specified, sector-wide market data (ie not specific to AstraZeneca or any of its products) are based on MAT (Moving Annual Total) Q3 2006 data and the 2005 comparisons are based on MAT Q4 2005 data.

and diabetes (market value $20 billion). High blood pressure and abnormal levels of blood cholesterol are well known to damage the arterial wall and thereby to lead to atherosclerosis. The most important and frequent manifestations of atherosclerosis are heart attacks and stroke. Diabetes is associated with an increased risk for a number of serious, sometimes life-threatening complications, including heart attack, stroke, blindness, kidney disease, nervous system disease and amputations. Heart disease death rates among adults with diabetes are two-to-four times higher than the rates for adults without diabetes. In the US, 21 million people suffer from diabetes and two in five people with diabetes still have poor cholesterol control, one in three have poor blood pressure control and one in five have poor glucose control.

Gastrointestinal (GI)
The world GI market is valued at $35 billion, of which the proton pump inhibitor market represents $23 billion. In the West (ie Europe and North America combined), according to different estimates between 10% and 20% of adults suffer from gastro-oesophageal reflux disease (GERD). The prevalence rate of GERD in Asia is lower but increasing.

Neuroscience
The world market value in this therapy area is $108 billion. It comprises psychiatry (market value $49 billion), neurology (market value $30 billion), analgesia (market value $25 billion) and anaesthesia (market value $4 billion). The medical need continues to be significant in all of these areas, and at AstraZeneca we are targeting areas where new therapies can make a real difference:

>	Depression and anxiety disorders remain under-diagnosed and under-treated, with 15% of the population suffering from major depression on at least one occasion in their lives, schizophrenia affecting around 1% of the population, and 17 million people suffering from bipolar disorder across the major markets.

>	Alzheimer’s disease, the most common cause of dementia, affects more than 24 million people worldwide today, with this number predicted to reach 40 million by 2020. Further, current therapy is symptomatic and does not significantly modify the course of this progressive neuro-degenerative disorder.

>	Chronic pain, which affects over 20% of the population, is a significant medical need, with pain management the most common reason for seeking medical care.

10	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

BUSINESS ENVIRONMENT CONTINUED

Cancer
The world market value for cancer therapies is $32 billion and growing strongly. Despite dramatic advances in treatment, cancer remains the second highest cause of death in developed countries, and epidemiological evidence points to this trend now emerging in the less developed world. At present cancer accounts for 7.6 million (or 13%) of all deaths worldwide annually, with these numbers projected to continue rising, resulting in an estimated 9 million people dying from cancer in 2015 and 11.4 million dying in 2030. Globally, lung cancer kills more people than any other tumour type. However, there are significant differences in the pattern and severity of disease between Asian and Western populations. Whilst breast, prostate and colo-rectal cancers are common in the West, gastric and liver cancers are more prevalent in Asia. For further information about our cancer therapies, see page 26.

Respiratory & Inflammation
The respiratory world market value is $43 billion. The WHO estimates that 100 million people worldwide suffer from asthma and more than twice that from COPD, which is currently the fourth leading cause of death in the world with further increases in the prevalence and mortality of the disease predicted for the coming decades. The inflammatory market is estimated to be worth $16 billion, with over 40% being for the treatment of rheumatoid arthritis. Biological therapies dominate the inflammatory market in terms of sales value.

Information about the medicines we have or are developing in the above disease areas and our 2006 product performance is set out on pages 29 to31.

Infection
The world market value is $59 billion, with anti-bacterials accounting for $31 billion. Infectious diseases cause more than 11 million deaths each year. World demand for antibiotics remains high, due to escalating resistance and the increased risk of serious infections. Tuberculosis remains a worldwide threat and is newly diagnosed in approximately two million people every year in India and over eight million people worldwide.

GROWING CHALLENGES FOR INDUSTRY
Whilst the fundamentals of the world pharmaceuticals market remain robust, the industry is facing real challenges.

Pressure on costs
Expenditure on healthcare typically represents between 6% and 15% of a country’s Gross Domestic Product (GDP), with developed countries towards the top end of that range and developing countries spending less. As a proportion of this, pharmaceutical expenditure is usually between 10% and 20% and is therefore still less than 2% of GDP in most countries.

Nevertheless, healthcare systems, whether based on public or private funding, have a finite ability to pay for treatments. Cost-containment remains an ever-present constraint on industry growth. During 2006, further pricing pressures have been placed on the industry through legislation and other means, not only in major established markets, but also in China and India. For more information, see page 50 (Price Regulation).

Doctors remain the principal decision makers regarding which of the available treatments should be prescribed for their patients, but as the economic burden of funding therapies increases, payers, including governments, health insurers, managed care organisations and employers are increasing their efforts to influence the choices doctors make.

Demonstrating economic benefit
Research-based pharmaceutical companies increasingly have to demonstrate the economic as well as the therapeutic value of their medicines to those who pay for healthcare. This requires investment, throughout the life-cycle of a medicine, in studies to demonstrate added medical benefit, cost-effectiveness, cost-benefit and medical outcomes (such as survival and quality of life improvements) in addition to traditional clinical trials designed to establish safety and efficacy. These research efforts also help to ensure we can target our treatments at those patients who will benefit most, a growing expectation of payers and of society in general.

Research and development productivity
Successful companies will be those that enhance their productivity in the discovery and development of new and differentiated medicines designed to meet the growing demand. The industry is working to improve research productivity through the application of new technologies. At the same time, our regulators are also setting increasingly high hurdles for the approval of medicines.

Drug safety
Decisions on acceptable benefit/risk profiles for medicines have the potential to be positively or negatively affected by a number of factors. These include pre-clinical data, pre- and post-marketing clinical data and regulatory decisions reflecting society’s concerns and aspirations. For more information, see page 46.

Competition
AstraZeneca’s principal competitors are other international, research-based pharmaceutical and biotechnology companies that also sell branded, patent-protected, prescription medicines. In common with those other companies, following patent expiry, our products also compete with generic pharmaceuticals – mainly on price, since generic manufacturers do not bear the high costs of research and development. Nor do they typically invest in safety monitoring or marketing to create the demand that companies such as AstraZeneca do. The industry’s intellectual property base is increasingly being challenged by generic companies seeking an early entry into large markets, which puts pressure on product life-cycles.

Industry regulation
The pharmaceutical industry is one of the most strictly regulated of all industries. Prescription pharmaceutical products are subject to significant legislation and regulation, the amount and impact of which are still growing, concerning the requirements for establishing safety, efficacy and quality. The degree and scope of these regulations vary according to national and regional demands concerning the development and commercialisation of drug products. The processes for regulatory approval for products are complex, time-consuming and involve significant expenditure. In addition to safety and efficacy, regulation covers every aspect of the product including the chemical composition, manufacturing, quality controls, handling, packaging, labelling, distribution, promotion and marketing. After launch of new medicines, regulatory agencies require numerous conditions to be met in the safety surveillance, risk management, clinical, manufacturing and marketing areas. For more information, see pages 50 and 51.

Reputation
The reputation of the pharmaceutical industry has been in decline. Contributory factors include heightened public concern about issues such as drug safety (exacerbated by some high-profile withdrawals of marketed medicines in recent years), transparency of information, sales and marketing practices, and the cost of medicines.

12	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

OUR RESOURCES, SKILLS AND CAPABILITIES

WE HAVE WIDE-RANGING RESOURCES, SKILLS AND CAPABILITIES
ALIGNED TO DELIVERING OUR STRATEGIC OBJECTIVES.TOGETHER
WITH THE CLEAR DIRECTION OUR STRATEGY PROVIDES, WE BELIEVE
ASTRAZENECA IS WELL PLACED TO CONTINUE TO DELIVER A
STRONG PERFORMANCE IN EACH OF OUR CORE AREAS OF ACTIVITY
AND MAINTAIN BUSINESS SUCCESS OVER TIME.

When a new medicine is launched, we may typically have between eight and 15 years of patent or data protection in which to generate the income needed to recoup the investment required to maintain a flow of new medicines for important areas of healthcare.

We rigorously manage our patent portfolio through a team of intellectual property professionals dedicated to the cost-effective management and enforcement of intellectual property rights for the optimal global protection of, and legitimate reward from, AstraZeneca’s innovations and commercial products. We vigorously defend our intellectual property rights, including taking appropriate infringement action in various courts throughout the world. See page 136 for details of patent litigation.

Sales and marketing
Active in over 100 countries, we have an extensive worldwide sales and marketing network. In the majority of key markets, we sell through wholly-owned local marketing companies. Elsewhere, we sell through distributors or local representative offices. Global brand strategy is built and led by our Global Marketing (GM) function (formerly known as Global Marketing and Business Development) working in partnership with our largest marketing companies. This shared approach creates a consistent platform on which all our local marketing companies can build according to individual market needs.

Our products are marketed primarily to physicians (both primary care and specialist) as well as to other healthcare professionals. Marketing efforts are also directed towards explaining the economic as well as the therapeutic benefits of our products to governments and healthcare buying groups.

Face-to-face contact is still the single most effective marketing method, but increasingly the efforts of our sales forces are being complemented by our use of the internet to facilitate and enhance our commercial activities. For a few products we also use direct-to-consumer television advertising campaigns in the US. A specific focus on sales and marketing innovation is driving us to explore new ideas, including implementation of learning from other industries, to ensure AstraZeneca is at the forefront in responding to the rapidly changing external environment.

OUR MEDICINES
We have a powerful range of medicines targeted at meeting patient needs in the important areas of healthcare discussed earlier. Many of them are world leaders. All of them are designed to be innovative and more effective and/or to offer added patient benefits such as reduced side effects or better ways of taking the treatment. Even after a new medicine is launched, we continue to explore all the ways it can be used to get the most benefit for patients. Underpinning all our activities is a commitment to developing and/or maintaining a continuous dialogue with patients and other stakeholders to help ensure we gain the insight necessary to maintain a flow of new medicines that make a difference in healthcare.

Our portfolio of marketed medicines is highly competitive, with growth in the short to medium term being driven by five key growth products, Arimidex, Crestor, Nexium, Seroquel and Symbicort, all launched over the last 12 years. Backed by our successful mature brands such as Pulmicort, Zoladex, Seloken/Toprol-XL, Diprivan and Merrem, these five key growth products provide the platform for our continued success whilst we enhance our pipeline for the future by improving internal innovation and productivity and accessing external innovation potential.

We have clearly defined life-cycle management programmes for our marketed products designed to maximise the benefit they bring to patients’ lives and their commercial potential within the timeframe that patent protection is available to us.

Intellectual property
Patents enable information on inventions to be made widely available and are important incentives for the continued innovation that drives society’s progress. Patents do not create a monopoly for treating a disease – other manufacturers are able to develop a different medicine to treat the same condition. Also, patents are limited in time and after their expiry, competitors (both innovative and generic) can legitimately market the same product. Because patents require the disclosure and publication of information about the patented medicine, they can stimulate competition to innovate improved alternatives that expand the range of treatment options – which is important because patients respond differently to different medicines in the same class.

Our policy is to apply for appropriate intellectual property protection for all of the inventions and innovations that arise from our drug discovery, development, manufacturing and other business activities. This policy is designed to provide each of our products with an effective portfolio of valid, enforceable patent and other intellectual property rights in all significant markets to protect against unauthorised competition during commercialisation. This shield of intellectual property rights extends to research technologies, for discovering, manufacturing and delivering products, in which we invest significant resources. The adequacy of the patent, design, trade mark and domain name portfolio for individual products is kept under review during product development, clinical evaluation and marketing so that, wherever possible, additional protection may be sought for new applications and other developments. Our research operating model allows appropriate intellectual property strategies to be formulated and regularly updated from an early stage in product development.

DIRECTORS’ REPORT	13
Business Review

As well as building on our leading positions in existing key markets such as the US, Japan and Europe, we continue to increase our strength through strategic investment in the fast-growing markets of the future, of which China offers the most outstanding opportunity.

Supply and manufacturing
We currently have some 13,500 people at 27 manufacturing sites in 19 countries, dedicated to delivering a secure, high quality, cost-effective supply of our product range worldwide. Of these 13,500 people, around 1,300 are employed in active pharmaceutical ingredient supply and 11,500 in formulation and packaging. We operate a small number of sites for the manufacture of active ingredients, complemented by efficient use of outsourcing. AstraZeneca has active ingredient sites in the UK, Sweden and France and a bulk drug purification plant in Germany. Principal formulation sites for tablets and capsules are located in the UK, Sweden, Puerto Rico, France, Germany and the US. There are also major formulation sites for the global supply of parenteral and inhalation products in Sweden, France and the UK. Packaging is undertaken at a large number of locations, both at AstraZeneca sites and at contractors’ facilities, located close to our marketing companies to ensure rapid and responsive product supply.

OUR RESEARCH AND DEVELOPMENT
Our global research and development (R&D) organisation is therapy area-led with scientific, medical, technical input and control provided by large multi-skilled Discovery and Development functions. This offers a number of advantages including sharing of best practice and efficient use of resources across a multi-site, global organisation. During 2006, we continued to improve our focus on speed and quality of project delivery and to ensure we fully exploit promising new projects and technology platforms across and outside the main therapy areas. In total we employ around 12,000 people at 16 R&D centres in eight countries – comprising eight joint Discovery and Development facilities in the UK, US, Sweden and a new Innovation Centre that will be built in China; a further seven sites in the UK, US, Canada, India and France that focus only on Discovery; and a facility in Japan for drug development only. These resources are complemented by clinical development capability at 40 sites around the world.

Development portfolio
A core priority is ensuring that our growing range of candidate drugs (compounds with the potential to become new medicines) are developed effectively to meet the future needs of patients. We have a wide range of compounds in early development, and a total of 23 projects in Phase I, 20 projects in Phase II and 28 projects in Phase III development. Whilst the majority of projects are small molecule candidate drugs, an increasing proportion of our early development compounds are biopharmaceuticals (see pages 38 and 39 for more information).

Externalisation
In today’s world of rapid scientific and technological advance, no company can rely exclusively on its own discovery and development. Where appropriate we seek to strengthen our internal capabilities through acquisitions and alliances with external partners whose skills and resources complement our own and which broaden our base for disease research.

We continuously monitor new and emerging sciences for opportunities that will help us to develop the next generation of medicines that offer better results for patients. One such opportunity is biopharmaceuticals – medicines derived from biological molecules, which are often based on proteins produced naturally by living organisms in response to disease, for example antibodies. New technologies have opened up the possibility of producing effective, potent antibodies in large supply that can be used to fight disease. As part of our expansion into this fast-growing area, and building on a successful alliance, during 2006 we acquired Cambridge Antibody Technology Group plc (CAT) – a leading UK-based biotechnology company. CAT’s skills in biological therapeutics complement our expertise and strength in small molecule science, and provide a foundation for building a future pipeline of new products from both areas of research. For more information on CAT research, see page 38 or visit the website, cambridgeantibody.com.

Elsewhere in this report you can read about other licences, collaborations and acquisitions we have entered into.

Product portfolio management
One of the greatest challenges facing any pharmaceutical company is maintaining the quality of its product portfolio. We work to ensure that we effectively prioritise emerging research opportunities (whether from our own discovery activities or from external sources), develop them to meet market needs and maximise the potential of our marketed brands.

During 2005 to 2006, to further strengthen our effort in these areas, we reviewed and refined the way the relevant teams across our business work together. The refinements aim to improve the connectivity, co-ordination and focus of all the various activities, both internally and externally focused, that contribute to maintaining a high quality range of differentiated products that meet patient needs and add value for our stakeholders. More details about our Portfolio Management and Commercialisation can be found on page 43.

OUR PEOPLE
Our most important resource is our people. With over 66,000 employees, we value the diversity of skills and abilities that a global workforce brings to our business. Within our performance-driven culture, we aim to give our employees the support they need to develop their full potential and to provide a working environment in which they are energised and informed. Optimising individual and team performance, effectively managing and developing all our talent, communicating and fostering our core values and improving our leadership capability are core priorities, alongside a commitment to ensuring the safety, health and wellbeing of all our employees worldwide. For more information, see page 48.

Leadership
Good leadership and effective risk management are key to ensuring our resources and capabilities continue to be focused on meeting the challenges, and maximising the opportunities, of our business environment.

The Board of Directors: Our Board comprises Executive Directors, with direct responsibility for business operations, and Non-Executive Directors, who have responsibility to bring independent, objective judgement to bear on Board decisions. The Board sets Company strategy and policies and monitors progress

DIRECTORS’ REPORT	17
Business Review

WE ARE A WORLD LEADER IN CV MEDICINES, BACKED BY OVER 40 YEARS’ EXPERIENCE. WE AIM TO BUILD ON OUR STRONG POSITION, FOCUSING ON THE GROWTH SEGMENTS OF DYSLIPIDAEMIA, THROMBOSIS, TYPE 2 DIABETES, ATHEROSCLEROSIS AND ATRIAL FIBRILLATION.

PRODUCTS
Crestor has now been approved in 84 countries and launched in 74, including the US, Canada, Japan and the majority of EU countries.

Dyslipidaemia is increasingly recognised as a major health issue. Of those people currently being treated for high cholesterol, only about half reach their cholesterol goal on existing treatments, whilst the other half remain at higher cardiovascular risk. More effective treatments, such as Crestor, continue to be required in this area.

In multiple clinical studies, Crestor has been shown to be highly effective in lowering low-density lipoprotein cholesterol or ‘bad cholesterol’ (LDL-C), allowing the majority of patients to reach their LDL-C goals with the 10mg usual starting dose. Additionally, Crestor produces an increase in high-density lipoprotein cholesterol or ‘good cholesterol’ (HDL-C), an effect that is observed across the 5, 10, 20 and 40mg doses.

We have an extensive database of pre-and post-approval clinical trials experience involving more than 70,000 patients treated with Crestor and post-marketing surveillance involving more than 9.1 million patients treated with Crestor since its launch in 2003. These data and data from the ongoing pharmacoepidemiology programme support the favourable benefit/risk profile of Crestor and confirm that the safety profile is in line with other marketed statins.

Crestor provides significant reductions in LDL-C, with the additional benefits of raising HDL-C and lowering triglycerides. At its usual 10mg starting dose, Crestor has been shown to reduce LDL-C by up to 52% and to bring 8 out of 10 patients to their LDL-C goal.

Our extensive, long-term global clinical research programme (known as the GALAXY programme), which began in 2002, includes studies that investigate the effect of Crestor on cardiovascular risk reduction and patient outcomes with Crestor. The programme involves over 50,000 patients in over 50 countries. The GALAXY programme was designed to address important unanswered questions in statin research by investigating links between optimal lipids control, atherosclerosis and cardiovascular morbidity and mortality. So far, a number of the studies have been completed and we have seen data from two completed atherosclerosis studies: the ORION study, which in 2005 examined the potential for Crestor to shrink the lipid-rich necrotic core of plaques and so improve their stability; and the ASTEROID study, which in 2006 demonstrated that Crestor has significant effects on coronary atherosclerosis. The METEOR study has been completed and will be presented at the American College of Cardiology meeting in March 2007. METEOR is a placebo-controlled, long-term study in low-risk patients and forms the basis of a submission for an atherosclerosis label made to the Food and Drug Administration (FDA) and in the EU through the Mutual Recognition Procedure in January 2007. ASTEROID and ORION were included in the submission as supportive studies. The outcomes studies within the GALAXY programme will begin to deliver results in 2008.

The large Crestor post-marketing surveillance (PMS) programme in Japan has been successfully completed. An interim report received a positive response from the Pharmaceutical and Medical Devices Agency (a unit within the Japanese regulator), leading to a full launch of Crestor in Japan in September 2006. Promotional activities in Japan increased in September with an expansion of the number of sales representatives to 1,350 from AstraZeneca and 1,350 from Shionogi (who co-market the drug in Japan).
These representatives are calling on more than 30,000 healthcare professionals and we have reported commercial sales for Crestor in Japan in the second half of 2006.

Other launches of Crestor in 2006 included Australia and South Africa.

Since June, several companies have launched generic forms of simvastatin in the US, which will increase competition in the cholesterol treatment market. We believe the impact on Crestor will be modest.

Atacand: The family of products to which Atacand belongs has been well accepted in the market and competes in the fastest growing sector in terms of value of the global hypertension market (angiotensin II antagonists – plain and combinations with diuretic). A 32mg dose is available to support the use of Atacand in hypertension and congestive heart failure (CHF). Launches of the 32mg dosage strength outside the US continued, and this strength is now available in most major markets. The clinical programme investigating the effect of Atacand (up to 32mg dosage) on retinopathy normotensive in diabetic patients (DIRECT) continued during 2006.

Seloken/Toprol-XL is the world’s leading product by sales in the beta-blocker (plain and combinations with diuretic) class.

As reported last year, on 17 January 2006 summary judgment was entered against AstraZeneca in the ongoing patent litigation in the US involving three companies challenging AstraZeneca’s patents and seeking FDA approval to sell metoprolol succinate (the generic name for Seloken/Toprol-XL). The Court found that the patents-in-suit are invalid and unenforceable. We disagree with and are disappointed by these conclusions and have appealed to the US Court of Appeals for the Federal Circuit. The appeal has been fully briefed and argued and a decision of the Federal Circuit is expected in 2007. Further information about this litigation is set out on page 142.

In November, Sandoz (formerly Eon) launched its 25mg metoprolol succinate product in the US and we announced that we had entered into a supply and distribution agreement with Par Pharmaceutical Companies, Inc. to distribute an authorised generic version of metoprolol succinate extended-release tablets in the US. Currently, the authorised generic product will be distributed only in the 25mg dosage strength. The signing of this agreement does not affect the availability of our branded Toprol-XL. We will continue to manufacture Toprol-XL and to make it available in the US. The timing of any approval or entry to the market of other proposed generic products is hard to predict, and consequently the 2007 financial contribution from sales of Toprol-XL in the US is difficult to forecast with any degree of certainty.

Exanta: In February 2006, we announced that we were withdrawing the anti-coagulant Exanta (melagatran/ximelagatran) from the market and terminating its development. This decision was triggered by new patient

DIRECTORS’ REPORT	19
Business Review

The cholesterol absorption inhibitor project aims to provide additional LDL-C reduction when an absorption inhibitor is used in combination with a statin. Our development compound (AZD4121) is expected to enter clinical development during 2007. AZD6610 is a PPAR alpha compound with partial effect on gamma receptors and is in Phase II clinical testing for the treatment of combined dyslipidaemia (LDL-C and trygliceride elevation with low levels of HDL-C).

Patients with various mixed dyslipidaemias are expected to become more prominent segments of the dyslipidaemic population, due to increased prevalence of metabolic syndrome and diabetes. In July we signed an agreement with Abbott Laboratories to co-develop and co-promote a cholesterol treatment in the US to treat three important blood lipids – LDL-C, HDL-C and triglycerides –in a single pill. The fixed-dose combination therapy will combine Crestor with either ABT 335, a next-generation fenofibrate currently under development by Abbott, or Abbott’s currently marketed fenofibrate, TriCor™. Final selection between the two programmes will be based upon data generated from the initial studies, with an anticipated regulatory submission to the FDA in 2009.

Thrombosis
In the anti-coagulation area our focus is on AZD0837, an oral direct thrombin inhibitor in Phase II testing. Three months’ treatment of patients with atrial fibrillation indicated that the liver signal seen with Exanta is not seen with AZD0837 treatment. Work is ongoing to develop an extended-release formulation in order to reduce peak/trough variability and provide an opportunity for once-daily dosing.

In the anti-platelet area AZD1283 has been selected for pre-clinical development. The aim is to develop an effective anti-platelet drug with markedly reduced bleeding risk. AZD9684 has been tested in a proof-of-principle study with patients with diagnosed acute pulmonary embolism. Data indicate that the compound enhances the endogenous fibrinolytic system. Due to its short half-life, the compound needs to be given parenterally to treat acute thrombosis-related CV events.

In 2006 we entered into an agreement with the Australian company Cerylid Biosciences to acquire kinase inhibitors that have the potential to deliver a very effective anti-platelet therapy with minimal risk for bleeding complications. The aim is to start a lead optimisation pre-clinical project in early 2007.

Atrial fibrillation (AF)
During 2005, we discontinued development of the oral formulation of AZD7009 (for the maintenance of sinus rhythm after conversion of AF) due to non-cardiac adverse events. New clinical results from a dose-finding study with short-term intravenous administration of AZD7009 were delivered during 2006. However, due to non-cardiac adverse events, a decision to stop further development was taken during the summer. Continued work in the area has focused on a follow-up compound, AZD1305, where efficacy can be anticipated to be similar to AZD7009, but with an aim to provide a better side-effect profile. AZD1305 is in Phase I.

Details of all compounds in the CV pipeline are contained in the table on page 16.

PERFORMANCE 2006
Reported performance
CV sales were up by 15% on a reported basis, rising from $5,332 million in 2005 to $6,118 million in the current year. The strong performance of Crestor was the principal driver of growth.

Underlying performance
Excluding exchange effects, CV sales grew by 15%. Annual sales for Crestor exceeded $2 billion for the first time in 2006 and, since launch in early 2003, more than 70 million prescriptions have been written. Crestor sales in the US were up 57% to $1,148 million for the year. New prescriptions for statins in the US were up 18%; Crestor new prescriptions were up 58%. Crestor new prescription market share in December 2006 was 9.6%, a 2.7 percentage point increase over the last year, and this represented the largest share gain recorded by a branded statin in 2006. Beginning in January 2007, new prescription market data will be distorted by the launch of multiple generic simvastatin products. In other markets Crestor sales increased by 61% on good growth in Europe (up 56%) and in Asia Pacific following launch in Australia and Japan in the second half. Volume share of the statin market for Crestor is now 17.4% in Canada; 11.5% in the Netherlands; 19.3% in Italy; and 12.9% in France.

Sales of Toprol-XL in the US were up 7% for the full year to $1,382 million. Total prescriptions in the US increased by 10% versus last year. The November launch of Sandoz’s 25mg metoprolol succinate product in the US was followed by an announcement that we had entered into a supply and distribution agreement with Par Pharmaceutical to distribute an authorised generic version of the same 25mg dosage strength in the US market. As a consequence, adjustments were taken in respect of pipeline inventory in the marketplace with the effect that sales are now being recognised as prescriptions are written. Sales of Seloken in other markets were down 7% for the full year to $413 million.

Atacand sales in the US were up 12% to $260 million with new prescriptions up 7%. In other markets, Atacand sales were up 14% to $850 million.

Plendil sales were down 24% as a result of generic competition in the US market, where Plendil sales declined by 71% to $24 million.

PERFORMANCE 2005
Reported performance
Reported CV sales rose by 12% from $4,777 million in 2004 to $5,332 million in 2005. Strong growth from Crestor and Seloken/Toprol-XL more than offset the declines in Plendil and Zestril.

Underlying performance
Excluding exchange effects, CV sales grew by 10%.

Crestor sales for the full year reached $1,268 million, up 38%. Crestor sales in the US increased by 34% to $730 million for the full year. In the week ending 20 January 2006, share of new prescriptions in the US statin market was 6.9% . Market share in the dynamic segment (new and switch patients) was 8.8% in that same week. In other markets, sales for the full year were up 41%, on good growth in Europe (up 44%) and Canada (up 25%). Volume share of the statin market for Crestor in November 2005 was 13.4% in Canada; 11.2% in the Netherlands; 11.7% in Italy; and 6.0% in France.

Sales of Toprol-XL in the US increased by 32% for the full year to $1,291 million, which was ahead of underlying growth of 23% as a result of the de-stocking which occurred in 2004. Sales of Seloken in other markets were up 4% for the full year.

Atacand sales in the US were down 8% for the full year to $232 million, in line with the decline in total prescriptions. Increased promotion following regulatory approval for the heart failure indication stabilised Atacand prescription market share over the second half of 2005. In other markets, Atacand sales were up 14% for the full year to $742 million.

Plendil sales for the full year were down 23% worldwide as a result of generic competition in the US market, where sales declined by 49% to $84 million. Zestril sales also fell, by 27% from $440 million to $332 million.

DIRECTORS’ REPORT	21
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WE AIM TO MAINTAIN OUR LEADING POSITION IN GI TREATMENTS THROUGH CONTINUED MARKET PENETRATION FOR NEXIUM WORLDWIDE, EXPLORING NEW AREAS OF CLINICAL USE FOR NEXIUM AND FURTHER BROADENING ITS USE IN CURRENT APPROVED INDICATIONS, COUPLED WITH HIGH QUALITY INNOVATION AND PRODUCTIVITY IN THE RESEARCH AND DEVELOPMENT OF NEW THERAPIES IN THE GERD AREA.

2006. Although Dr. Reddy’s filed an Abbreviated New Drug Application in August 2006, Dr. Reddy’s did not challenge three patents with exclusivity expiring in November 2017 and August 2015. Dr. Reddy’s cannot market generic esomeprazole magnesium in the US until the end of the exclusivity afforded by those patents. Details of our ongoing litigation for wilful patent infringement by Ranbaxy, IVAX/Teva are set out on page 140.

The rejection of the AstraZeneca European substance patent relating to Nexium should not have any substantive impact on our ability to uphold and enforce our Nexium patents in the US. We have several US patents covering Nexium, all of which can be differentiated from the rejected European patent.

Losec/Prilosec: Patients have benefited from over 840 million treatments with Losec/Prilosec since its launch in 1988. Continued strong sales growth of Losec/Omepral was seen in Japan in 2006.

Patent protection for omeprazole, the active ingredient in Losec/Prilosec, has expired. (The first patent expiration was in Germany in 1999.) In a small number of countries, including some major markets, patent term extensions or supplementary protection certificates have been granted for the active ingredient. Further information about the status of omeprazole patents and patent litigation, including details of generic omeprazole launches, is set out on pages 137 to 139.

Our appeal to the Court of First Instance regarding the European Commission decision to impose fines totalling €60 million ($75 million) for alleged infringements of European competition law relating to certain omeprazole intellectual property and regulatory rights is still pending. Details of this appeal are set out on page 139.

Entocort continued its progress during 2006, based on its increasing acceptance as first-line therapy for mild to moderate active Crohn’s disease. It is approved in 44 countries.

PRODUCTS
Nexium has been evaluated in clinical studies involving around 80,000 patients in over 60 countries and offers very effective acid inhibition. In the treatment of reflux oesophagitis, it provides healing and symptom relief in more patients than Losec/Prilosec, lansoprazole or pantoprazole. It is an effective, long-term therapy for patients with gastro-oesophageal reflux disease (GERD), with or without oesophagitis. For the treatment of active peptic ulcer disease, seven-day Nexium triple therapy (in combination with two antibiotics for the eradication of H.pylori) heals most patients without the need for follow-up anti-secretory therapy. In the US, Nexium received approval in 2006 for the treatment of children aged 12-17 years old with GERD, and the Nexium sachet 20mg and 40mg formulation received approval as an alternative to oral capsules. Also in 2006, Nexium was approved in the US, EU and Australia for the treatment of patients with the rare gastric acid disorder Zollinger Ellison Syndrome.

Nexium is used to treat a wide range of patients with acid-related disorders, including patients that are newly diagnosed, as well as those that are switched from other therapies such as omeprazole, other PPIs and H2-receptor antagonists.

Nexium was first launched in Sweden in August 2000 and is now available in approximately 100 markets, including the US, Canada and all EU countries. It has been well received by patients and physicians alike and close to 539 million patient treatments had been administered by the end of 2006.

The parenteral form of Nexium, which is used in the EU when oral administration is not applicable for the treatment of GERD and upper GI side effects induced by NSAIDs (non-steroidal anti-inflammatory drugs), has now been approved in 86 countries, including the US and all EU countries.

Nexium is approved in Europe for healing and prevention of ulcers associated with NSAID therapy. In the US, Nexium is approved for the reduction in the occurrence of gastric ulcers associated with continuous NSAID therapy in patients at risk of developing gastric ulcers.

In December 2006, the European Patent Office (EPO) ruled that one of the European substance patents for Nexium would be rejected, following an appeal from the German generic manufacturer ratiopharm. The original patent expiry for this patent was 2014.

Whilst disappointed with the EPO decision, AstraZeneca has confidence in the intellectual property portfolio protecting Nexium. This portfolio includes process, method of use and additional substance patents with expiration dates ranging from 2009 through to 2019. The process patent is under opposition with the EPO and an Opposition Division oral hearing is scheduled for October 2007 (postponed from the original hearing date in March 2007). In addition to these patents, Nexium has data exclusivity valid to 2010 in major European markets.

In the US, we commenced patent litigation against generic manufacturers Ranbaxy Laboratories in 2005 and IVAX in January

22	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GASTROINTESTINAL (GI) MEDICINES CONTINUED

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

In addition to exploring new areas of clinical use for Nexium and further broadening the scope of its use in current areas, we focus on developing novel approaches to treating GERD by inhibition of reflux with or without concomitant treatment of gastro-oesophageal hypersensitivity.

During the year, AZD3355 and AZD9343 were tested in humans. Based on its better profile, AZD3355 was selected to enter Phase II testing in patients for the treatment of GERD.

Following the disease area review described on page 38 we took the decision to discontinue discovery work in other areas of GI.

Details of all compounds in the GI pipeline are contained in the table on page 20.

PERFORMANCE 2006
Reported performance
Gastrointestinal sales grew by 4% to $6,631 million, up from $6,355 million in 2005. The performance of Nexium (particularly in the US) more than compensated for the continued decline in Losec/Prilosec sales.

Underlying performance
After excluding the effects of exchange, GI sales grew by 4%.

In the US, Nexium sales increased by 13% to $3,527 million. Dispensed tablet volume for Nexium increased by 17%; all other PPI class brands in aggregate declined by 4%. Nexium volume growth more than offset lower realised prices from contracted sales.

Sales of Nexium in other markets reached $1,655 million for the full year (up 10%) as good volume growth in France and Italy helped mitigate the significant price erosion in Germany. As a result, Europe sales improved by 6% to $1,166 million, whilst Asia Pacific revenues increased by 14% to $195 million, driven by Japan and China.

Losec/Prilosec sales were down 16% to $1,371 million. Prilosec sales were down 12% in the US and Losec sales in other markets were down 17%. Sales in Japan were up 7% at $227 million, whilst sales in China were flat.

PERFORMANCE 2005
Reported performance
Gastrointestinal sales grew by 7% to $6,355 million in 2005 from $5,918 million in the previous year. The slowing in the decline of Losec/Prilosec sales and the continued strong performance of Nexium accounted for this growth.

Underlying performance
After excluding the effects of exchange, GI sales rose by 5%.

In the US, Nexium sales increased by 15% to $3,125 million. Nexium market share of total prescriptions in the US PPI market was 30.3% in December 2005. Strong growth in dispensed tablets (up 14%) was partially offset by lower realised prices resulting from performance-based contracts and Medicaid. Nexium was the only branded PPI to gain market share in 2005. Sales of Nexium in other markets reached $1,508 million for the full year (up 25%) on a 2 percentage point gain in market share.

Losec/Prilosec sales were down 17% to $1,652 million. In the US, sales were $264 million, a fall of 28%. In other markets, Losec sales declined 15% overall, although sales increased by 25% in Japan and by 16% in China.

DIRECTORS’ REPORT	23
Business Review

NEUROSCIENCE MEDICINES

2006 IN BRIEF

>	SEROQUEL GLOBAL SALES GREW 24% TO $3.4 BILLION.

>	SEROQUEL 50MG AND 400MG NEW TABLET STRENGTHS LAUNCHED IN THE US.

>	SEROQUEL APPROVED FOR BIPOLAR DEPRESSION IN THE US IN OCTOBER.

>	REGULATORY PACKAGE FOR SEROQUEL SR FORMULATION SUBMITTED IN THE US, EUROPE AND REST OF WORLD.

>	NXY-059 DEVELOPMENT TERMINATED FOLLOWING RESULTS FROM SAINT II TRIAL.

>	US ANAESTHETIC AND ANALGESIC PRODUCTS DIVESTED TO ABRAXIS BIOSCIENCE, INC. IN JULY.

>	AZD3480 TO PROGRESS INTO PHASE IIB CLINICAL TESTING IN ALZHEIMER’S DISEASE AND COGNITIVE DISORDERS IN SCHIZOPHRENIA.

MARKETED PRODUCTS
Seroquel (quetiapine fumarate) is an atypical anti-psychotic drug. It is indicated for schizophrenia in 87 markets and bipolar mania in 73 markets and in the US has the additional indication for bipolar depression. Its overall clinical efficacy and tolerability profile has made it the leading atypical anti-psychotic in the US.

Zomig (zolmitriptan) is for the treatment of migraine with or without aura.

Diprivan (propofol), an intravenous general anaesthetic, is used in the induction and maintenance of anaesthesia, light sedation for diagnostic procedures and for intensive care sedation.

Naropin (ropivacaine) is the world’s bestselling, long-acting local anaesthetic. With its safety and mobility profile, it is replacing the previous standard treatment of bupivacaine in major markets.

Xylocaine (lidocaine) continues to be the world’s most widely used short-acting local anaesthetic after more than 50 years on the market.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Seroquel	3,416	655	–	2,761	710	24	2,027	24	24	35	36

Zomig	398	47	(1)	352	(11)	7	356	13	13	(3)	(1)

Diprivan	304	(62)	(3)	369	(136)	5	500	(17)	(18)	(27)	(26)

Local Anaesthetics	529	24	(6)	511	(44)	13	542	5	4	(8)	(6)

Other	57	(8)	(1)	66	(6)	1	71	(12)	(14)	(8)	(7)

Total	4,704	656	(11)	4,059	513	50	3,496	16	16	15	16

PIPELINE

Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

PN-400 (Pozen)	naproxen +	signs and symptoms of OA					>2009	>2009
	esomeprazole	and RA

AZD3480	neuronal nicotinic	cognitive disorders in					>2009	>2009
	receptor agonist	schizophrenia

AZD3480	neuronal nicotinic	Alzheimer’s disease					>2009	>2009
receptor agonist

AZD9272	glutamate receptor	neuropathic pain					>2009	>2009
modulator

AZD2327	enkephalinergic	anxiety and depression					>2009	>2009
receptor modulator

AZD5904	enzyme inhibitor	multiple sclerosis					>2009	>2009

AZD1080		Alzheimer’s disease					>2009	>2009

AZD3783		anxiety and depression					>2009	>2009

AZD3102		Alzheimer’s disease					>2009	>2009

AZD6538		neuropathic pain					>2009	>2009

AZD8797		multiple sclerosis					>2009	>2009

AZD1940		nociceptive and					>2009	>2009
neuropathic pain

AZD3241		Parkinson’s disease					>2009	>2009

AZD2066		analgesia					>2009	>2009

AZD6280		anxiety					>2009	>2009

AZD1386		analgesia					>2009	>2009

AZD2624		schizophrenia					>2009	>2009

AZD0328		Alzheimer’s disease					>2009	>2009

AZD3043	GABA-A receptor	short-acting anaesthetic					>2009	>2009
modulator

AZD7903		analgesia					>2009	>2009

Line extensions

Seroquel SR	D2 /5HT2 antagonist	schizophrenia					Filed	Filed

Seroquel	D2 /5HT2 antagonist	bipolar maintenance					4Q 2007	2Q 2007

Seroquel	D2 /5HT2 antagonist	bipolar depression					4Q 2007	Approved

Seroquel SR	D2 /5HT2 antagonist	generalised anxiety disorder					2H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	major depressive disorder					2H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	bipolar mania					1H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	bipolar depression					1H 2008	1H 2008

Discontinued projects

NXY-059		stroke		We have discontinued these developments as a result of their failure to meet their target product profiles.

AZD9272		anxiety

AZD9335		neuropathic pain

AZD7512		depression and anxiety

Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

24	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NEUROSCIENCE MEDICINES CONTINUED

WE AIM TO STRENGTHEN OUR POSITION IN THE NEUROSCIENCE MARKET, THROUGH FURTHER GROWTH OF SEROQUEL AND THE SUCCESSFUL INTRODUCTION OF A RANGE OF LIFE-CHANGING MEDICINES IN AREAS OF SIGNIFICANT MEDICAL NEED.

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

PRODUCTS
Seroquel offers a well-established benefit/risk profile, with proven efficacy across a range of symptoms in schizophrenia and bipolar disorder and has an advantageous tolerability profile. This includes placebo-like effects on extrapyramidal symptoms across the dose range in the licensed indications of schizophrenia and bipolar mania. In addition there is no elevation of prolactin.

This profile has led to the increased use of Seroquel, exceeding market growth in all markets commercialised by AstraZeneca. Seroquel is the market-leading atypical anti-psychotic in the US in terms of monthly new and total prescriptions. In Europe, Seroquel continues to grow two to three times faster than the atypical market by value. Seroquel for the treatment of bipolar mania has been licensed in 73 countries. Bipolar disorder is now the fastest-growing segment for Seroquel.

In October, the US Food and Drug Administration (FDA) approved the new indication for Seroquel in bipolar depression. Seroquel is the first and only single-agent medication approved for both poles (mania and depression) in bipolar disorder. The approval was based on the results of the two BOLDER studies, which highlighted the effectiveness of Seroquel as early as week one in both bipolar disorder type I and II. A boxed warning regarding risk of suicidality in children and adolescents was added to the US bipolar depression labelling for Seroquel. This is consistent with the US label warnings on other anti-depressants.

New dosage strengths of Seroquel (50mg and 400mg) were launched in the US in April 2006, providing increased dosing flexibility.

In July, a New Drug Application (NDA) was submitted to the FDA seeking approval for the new once-daily, sustained-release (SR) formulation of Seroquel for schizophrenia. Beginning in October, further submissions were made to regulatory authorities in Europe, Canada and other markets. In addition to the convenience of once-daily dosing, the new formulation will offer faster titration and the ability to reach the effective dose range by the second day of dosing. The Seroquel SR data set contains unique data on relapse prevention compared with the immediate-release (IR) formulation. Seroquel SR is also being studied in the new indications of major depressive disorder (MDD) and generalised anxiety disorder (GAD).

In February 2006, Teva Pharmaceuticals USA amended its previously submitted Abbreviated New Drug Application for quetiapine fumarate 25mg by adding 100, 200 and 300mg tablets. Further information on our ongoing patent infringement lawsuit against Teva in the US in relation to quetiapine fumarate (the active ingredient in Seroquel) is set out on page141.

Zomig is available in a unique range of formulations, offering physicians a choice of ways to provide rapid relief for migraine patients. Zomig is the prescription market leader in Europe.

Zomig Nasal Spray delivers fast pain relief and now accounts for 7% of Zomig global sales.

Zomig Rapimelt is a melt-in-the-mouth formulation offering patients a convenient, orange-flavoured tablet that can be taken without water whenever a migraine attack strikes. Zomig Rapimelt now accounts for more than 36% of Zomig global sales.

Diprivan is the world’s best-selling intravenous general anaesthetic. More than 90% of total Diprivan sales consist of Diprivan EDTA, a microbial-resistant formulation, which is approved in the majority of markets.

Naropin obtained approval in the EU and New Zealand for extended use in paediatric patients to include neonates and infants aged below one year old. These are the first approvals that will enable children of this age to benefit from an effective, long-acting local anaesthetic.

In July, we sold our range of US branded anaesthetics and analgesic products (including Diprivan and Naropin) to Abraxis BioScience, Inc. and entered into a five-year supply agreement with them for these products.

Our product pipeline and life-cycle management efforts are focused on the important areas of psychiatry, analgesia, neurology and anaesthesia. Following the disease area review described on page 38 we took the decision to discontinue discovery work in Parkinson’s disease, multiple sclerosis and neuroprotection in stroke, but current projects in development will continue as planned.

Psychiatry
In psychiatry, we continue to expand the opportunities for Seroquel. Clinical programmes for GAD and MDD using the Seroquel SR formulation are underway. An additional clinical programme with Seroquel SR was initiated in bipolar disorder in December. Filings for all these programmes are anticipated in 2008.

To strengthen our psychiatry pipeline in 2006, we progressed two compounds, AZD2327 and AZD3783, into clinical development for the treatment of anxiety and depression.

Analgesia
In pain control, our research focus is nociceptive pain (caused by tissue damage) and neuropathic pain (caused by nerve damage). We will expand our research capabilities in the area of chronic pain by building on the phage and ribosome technologies owned by Cambridge Antibody Technology Group plc.

Our three candidate drugs in development from the collaboration we entered into with NPS Pharmaceuticals, Inc. in March 2001, have been joined by AZD1940 and AZD1386 – potential analgesics from our Montreal discovery laboratories.

In August, we announced an exclusive global agreement with Pozen Inc. to co-develop fixed-dose combinations utilising Pozen’s proprietary formulation technology. The initial development is PN-400, a fixed-dose combination of naproxen and esomeprazole, which has the potential to provide chronic pain sufferers with a new treatment that has good efficacy and a low upper gastrointestinal side-effect profile.

DIRECTORS’ REPORT	25
Business Review

Neurology
We have eight development programmes, of which three are in clinical evaluation, in Alzheimer’s disease and specific segments of other neuro-degeneration diseases, multiple sclerosis and Parkinson’s disease.

In October, we announced that we were ceasing development of the investigational drug NXY-059 for Acute Ischaemic Stroke, after analysing the results from the second and pivotal Phase III trial, SAINT II. The trial, which recruited approximately 3,200 patients worldwide, did not meet its primary outcome of a statistically significant reduction in stroke-related disability, as assessed by the Modified Rankin Scale. The SAINT II trial did not support the findings from the first, smaller (approximately 1,700 patients) Phase III trial, SAINT I, which did show a positive effect on disability as measured by the Modified Rankin Scale. Both trials were required to show a positive benefit on disability to support a regulatory filing.

We will work closely with the SAINT trial’s Steering Committee to analyse the pooled data from the SAINT I and SAINT II trials to ensure the lessons for future stroke research are identified and communicated appropriately via peer-reviewed medical journals and relevant scientific congresses. We plan to work with the SAINT Steering Committee to present the data at the International Stroke Congress in San Francisco in February 2007. NXY-059 was licensed from Renovis, Inc.

AZD3102, for the treatment of Alzheimer’s disease, is in pre-clinical development in collaboration with Dyax Corp.

As announced by Targacept, Inc. in December, AZD3480, the neuronal nicotinic receptor agent that we licensed from Targacept, has successfully completed the planned evaluation studies and will progress into Phase IIb clinical testing in both Alzheimer’s disease and cognitive disorders in schizophrenia.

Anaesthesia
AZD3043, a novel, short-acting intravenous anaesthetic/sedative agent, was licensed from Theravance, Inc. in May. AZD3043 is in late pre-clinical development and we will undertake the clinical development of the compound. If the project succeeds and if regulatory approval is received, AstraZeneca will manufacture and commercialise this compound.

Details of all compounds in the pipeline in the areas of psychiatry, analgesia, neurology and anaesthesia are contained in the table on page 23.

PERFORMANCE 2006
Reported performance
Neuroscience sales grew by 16% to $4,704 million in 2006 from $4,059 million in 2005 with growth in all geographic areas, driven chiefly by Seroquel.

Underlying performance
After excluding exchange effects of $11 million, underlying growth was 16%.

Seroquel sales reached $3,416 million (up 24%). In the US, Seroquel sales were up 24% to $2,486 million. Total prescriptions increased by 12%, well ahead of the market. The Seroquel share of total prescriptions in the US anti-psychotic market increased to 30.2% in December, up 1.7 percentage points over last year. In other markets, sales were up 23%, on good growth in Europe (up 25% to $619 million) and in Asia Pacific (up 15% to $149 million).

Zomig sales increased by 13% to $398 million. Zomig sales comparisons in the US for the full year as compared with 2005 are affected by the resumption of full responsibility from MedPointe, Inc. for US commercialisation in April 2005. Sales for Zomig in the US were up 39%, although total prescriptions declined by 6%. Sales of Zomig in other markets were unchanged.

The divestment of Diprivan in the US in June led to a 17% decline in sales to $304 million.

PERFORMANCE 2005
Reported performance
Sales in the Neuroscience therapy area rose by 16% in 2005, up to $4,059 million from $3,496 million in 2004. Seroquel was the principal driver of performance, recording a 36% increase in sales.

Underlying performance
On a constant exchange rate basis, Neuroscience sales grew by 15%.

Seroquel sales reached $2,761 million (up 35%). In the US, Seroquel sales increased 33% to $2,003 million, ahead of prescription growth of 20% as a result of higher realised prices and favourable contract rebate adjustments. Seroquel share of new prescriptions in the US atypical anti-psychotic market increased to 29.8% in December 2005. In other markets, sales for the full year increased by 40% on strong growth in Europe (up 48%), Asia Pacific (up 22%) and Canada (up 29%).

Zomig sales declined by 3% to $352 million, as growth in other markets (up 8%) was more than offset by an 18% decline in the US. The US decline was chiefly as a result of lower first-quarter sales following the return of the distribution arrangements from MedPointe, which took effect from 1 April 2005.

Diprivan sales in other markets were down 8% to $369 million. US sales declined 44%, chiefly on lower prices as a result of the introduction of another generic product.

26	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ONCOLOGY MEDICINES

2006 IN BRIEF
>	ARIMIDEX SALES GREW 29% TO $1.5 BILLION – NOW THE LEADING HORMONAL BREAST CANCER THERAPY IN THE US, JAPAN AND FRANCE.

>	CASODEX GROWTH CONTINUED IN BOTH EARLY AND ADVANCED PROSTATE CANCER.

>	ZOLADEX SALES AGAIN EXCEEDED $1 BILLION, 20 YEARS AFTER FIRST APPROVAL.

>	ZACTIMA PHASE III NSCLC TRIALS CONTINUE.

>	RECENTIN (FORMERLY AZD2171) PIVOTAL CRC CLINICAL TRIAL PROGRAMME STARTED.

>	AGREEMENT TO CO-PROMOTE ABRAXANE® WITH ABRAXIS BIOSCIENCE, INC. IN THE US.

>	ALLIANCE WITH SCHERING AG TO CO-DEVELOP A NOVEL SERD TO TREAT BREAST CANCER.

MARKETED PRODUCTS
Arimidex (anastrozole) is the world’s leading aromatase inhibitor by value and volume for the treatment of breast cancer.

Faslodex (fulvestrant) is an oestrogen receptor antagonist for the treatment of breast cancer, with no known agonist effects, that down-regulates the oestrogen receptor.

Casodex (bicalutamide) is the world’s leading anti-androgen therapy by value and volume for the treatment of prostate cancer.

Zoladex (goserelin acetate implant), in one-and three-month depots, is the world’s second largest LHRH agonist by value for the treatment of prostate cancer, breast cancer and certain benign gynaecological disorders.

Iressa (gefitinib) is an epidermal growth factor receptor-tyrosine kinase inhibitor (EGFR-TKI) that acts to block signals for cancer cell growth and survival in NSCLC.

Nolvadex (tamoxifen citrate) remains a widely prescribed breast cancer treatment.

Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), owned by Abraxis BioScience, Inc., is a novel, albumin-bound formulation of paclitaxel for the treatment of breast cancer. Abraxane® is co-promoted in the US under an agreement with Abraxis BioScience, Inc.
PERFORMANCE
								2005 compared to		2006 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Arimidex	1,508	338	(11)	1,181	354	16	811	29	28	44	46

Casodex	1,206	104	(21)	1,123	97	14	1,012	9	7	10	11

Zoladex	1,008	17	(13)	1,004	65	22	917	1	-	7	9

Iressa	237	(30)	(6)	273	(118)	2	389	(11)	(13)	(31	(30)

Faslodex	186	45	1	140	39	2	99	32	33	39	41

Nolvadex	89	(22)	(3)	114	(21)	1	134	(19)	(22)	(16	(15)

Other	28	18	–	10	(5)	1	14	180	180	(36	(29)

Total	4,262	470	(53)	3,845	411	58	3,376	12	11	12	14

PIPELINE
Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	NSCLC					2H 2008	2H 2008

Recentin (AZD2171)[1]	VEGF signalling inhibitor (VEGFR-TKI)	NSCLC and CRC					>2009	>2009

Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	medullary thyroid cancer					2H 2008	2H 2008

ZD4054	endothelin A receptor antagonist	prostate cancer					>2009	>2009

AZD5896	AGT inhibitor	solid tumours					>2009	>2009

AZD6244	MEK inhibitor	solid tumours					>2009	>2009
(ARRY-142886)

CAT-3888	recombinant immunotoxin hairy cell	hairy cell leukaemia					>2009	>2009

AZD0530	SRC kinase inhibitor	solid tumours and haematological malignancies					>2009	>2009

AZD1152	aurora kinase inhibitor	solid tumours and haematological malignancies					>2009	>2009

AZD4769		solid tumours					>2009	>2009

AZD2281	PARP inhibitor	breast cancer					>2009	>2009

AZD4877		solid tumours					>2009	>2009

AZD1689	hypoxia activated cytotoxic	solid tumours					>2009	>2009

AZD8931		solid tumours					>2009	>2009

AZD7762		solid tumours					>2009	>2009

AZD9935	VEGF signalling inhibitor (VEGFR-TKI)	solid tumours					>2009	>2009

AZD0424	SRC kinase inhibitor	solid tumours					>2009	>2009

AZD5180	anti-angiogenic	solid tumours					>2009	>2009

AZD1845		solid tumours					>2009	>2009

AZD8330		solid tumours					>2009	>2009

AZD3646		solid tumours and haematological malignancies					>2009	>2009

AZD9468		solid tumours					>2009	>2009

AZD2932		solid tumours					>2009	>2009

AZD4992							>2009	>2009

CAT-8015	recombinant immunotoxin haematological malignancies						>2009	>2009

CAT-5001	recombinant immunotoxin solid tumours						>2009	>2009

AZD6918		solid tumours					>2009	>2009

Line extensions

Faslodex	oestrogen receptor antagonist	first-line advanced breast cancer					>2009	>2009

Faslodex	oestrogen receptor antagonist	adjuvant					>2009	>2009

Iressa	EGFR-TK inhibitor	breast cancer					>2009	>2009

Discontinued projects

Faslodex	second-line after aromatase inhibitor failure	We have discontinued these developments as a result of their failure to meet their target product profiles.

Iressa	head and neck

[1]	This compound is in Phase II/III development.
Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

DIRECTORS’ REPORT	27
Business Review

WE AIM TO MAINTAIN OUR POSITION AS A WORLD LEADER IN CANCER TREATMENT THROUGH CONTINUED GROWTH OF ARIMIDEX, FURTHER LAUNCHES AND LINE EXTENSIONS OF NEWER PRODUCTS SUCH AS FASLODEX, AND THE SUCCESSFUL INTRODUCTION OF NOVEL THERAPEUTIC APPROACHES CURRENTLY IN THE DEVELOPMENT PIPELINE.

did, however, confirm a number of important clinical benefits for Iressa, including tumour shrinkage and a significant improvement in the time to treatment failure. Pre-planned subgroup analyses showed a statistically significant increase in survival with Iressa in patients of Asian ethnicity and in patients who had never smoked.

PRODUCTS
Arimidex continues to grow strongly on the basis of the ATAC five-year treatment data. In several key markets, it has already replaced tamoxifen as the preferred primary adjuvant treatment for post-menopausal women with hormone-receptor positive invasive early breast cancer. In 2006, Arimidex exceeded two million patient years of clinical experience and is now the leading hormonal therapy in the US, Japan and France. In June, Arimidex was approved in Europe for a new switch indication for patients who have already received two to three years of tamoxifen. This was based on results from three collaborative group trials: ABCSG-8, ARNO and ITA, which showed the benefits of switching to Arimidex rather than continuing on tamoxifen. Arimidex is the first and only aromatase inhibitor indicated as both primary adjuvant and switch therapy.

Data presented at the European Society of Medical Oncology meeting in September showed that the combination of Arimidex with Herceptin™ (trastuzumab) was synergistic and effective in patients with advanced post-menopausal breast cancer who were both hormone-receptor positive and Her2 Neu positive. These patients are considered to be at higher risk of the cancer spreading. When the two drugs were combined, this was proved more effective than Arimidex alone. These data do not yet form part of the current licence. Arimidex is also approved for the treatment of advanced breast cancer in post-menopausal women based on demonstrated advantages over tamoxifen and megestrol acetate.

Faslodex offers an additional hormonal therapy for patients with hormone-sensitive advanced breast cancer, delaying the need for cytotoxic chemotherapy. Due to its novel mode of action, Faslodex offers an effective, well-tolerated additional treatment with the compliance and convenience benefits of a once-monthly injection. Faslodex is now launched in more than 30 markets. It is indicated for the second-line treatment of hormone-receptor positive advanced breast cancer in post-menopausal women.

At the San Antonio Breast Cancer Symposium in December, the first results of the EFECT study were presented. This study compared Faslodex with exemestane in patients who had received prior aromatase inhibitor therapy – the first Phase III trial in this patient population. The study showed Faslodex to have similar efficacy to exemestane. Trials are ongoing to further understand the full utility of Faslodex in the treatment of post-menopausal breast cancer.

Casodex continued growth has been driven by: the use of Casodex 50mg in advanced prostate cancer; the growth of Casodex 150mg, which is approved for use in locally advanced prostate cancer in over 60 countries; and the growth of Casodex 80mg, which is only available in Japan, where it is approved for all stages of prostate cancer.

Zoladex is used for the treatment of prostate cancer (for which it is approved in 105 countries), breast cancer and gynaecological disorders. In non-metastatic prostate cancer, Zoladex is the only luteinising-hormone-releasing hormone (LHRH) agonist shown to improve overall survival both when used in addition to radical prostatectomy and when used in addition to radiotherapy. In breast cancer, Zoladex is widely approved for use in advanced breast cancer in pre-menopausal women. In a number of these countries, Zoladex is also approved for the adjuvant treatment of early stage pre-menopausal breast cancer as an alternative to and/or in addition to chemotherapy. Zoladex offers proven survival benefits for breast cancer patients with a favourable tolerability profile.

Iressa is indicated for the treatment of advanced non-small cell lung cancer (NSCLC) in patients who have failed chemotherapy. It is approved in 35 countries. Clinical trials have shown that Iressa is an effective and generally well-tolerated treatment for some patients with advanced NSCLC. Those patients who benefit tend to do so quickly, and sometimes results are dramatic.

In 2004, results from the ISEL study, which compared Iressa with placebo in advanced NSCLC patients who had failed prior chemotherapy, failed to reach statistical significance compared with placebo in the overall population and in the subgroup of patients with adenocarcinoma. The ISEL study

Following the announcement of the ISEL data, in 2005 we voluntarily withdrew the European submission for Iressa and regulatory authorities in the US and Canada restricted the use of Iressa to those patients already benefiting from the drug. In the Asia Pacific region, due to the ethnic differences in lung cancer, Iressa has become an established therapy for pre-treated advanced NSCLC, and use of the drug in the first-line advanced setting is now being studied in a large, Phase III, pan-Asian trial known as the IPASS study, which involves 1,212 patients.

Progress continues to be made in identifying which patients, in which treatment settings, are most likely to benefit from treatment with Iressa, and we will strive to complete a programme of such work.

The Japanese Phase III Study V-15-32 comparing Iressa with docetaxel in NSCLC has now reported. There was no statistically significant difference in overall survival between the two treatments but the study, which was set up to demonstrate statistical non-inferiority, did not meet the primary objective, as the confidence interval did not lie entirely below the pre-defined non-inferiority limit. However, we believe these data have not altered the benefit/risk profile of Iressa in pre-treated Japanese NSCLC patients.

Further Phase II trials are ongoing to evaluate the potential benefits of Iressa in NSCLC and other EGF receptor-driven tumours.

Abraxane®: In April, we announced an agreement with Abraxis BioScience, Inc. (Abraxis) to co-promote Abraxis’s product Abraxane® in the US. Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is a novel, albumin-bound formulation of paclitaxel, which was approved by the US Food and Drug Administration (FDA) in January 2005. Abraxane® is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. This agreement gives us access to the key US chemotherapy market and Abraxane® compliments and extends our US oncology product portfolio. Co-promotion started on 1 July.

28	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ONCOLOGY MEDICINES CONTINUED

PIPELINE
Our pipeline includes life-cycle management initiatives for approved products mentioned above, as well as compounds across the whole discovery and development cycle.

Zactima (vandetanib) is a once-daily oral anti-cancer therapy that selectively inhibits clinically validated pathways in cancer (vascular endothelial growth factor (VEGF) receptor, EGF receptor), blocking the development of a tumour’s blood supply (anti-angiogenesis) and the growth and survival of the tumour itself. Zactima also inhibits receptor-tyrosine kinase (RET kinase) activity, an important growth driver in certain types of thyroid cancer.

The worldwide Phase III second-line NSCLC development programme with Zactima is enrolling patients in the US, Europe, and the rest of the world, including China and Japan. The Phase III studies currently underway involve: docetaxel with and without Zactima; pemetrexed with and without Zactima; Zactima versus erlotinib; and Zactima versus placebo plus best supportive care in patients who have been previously treated with an EGF receptor antagonist.

In 2005, promising early data in hereditary medullary thyroid cancer led to orphan drug designation for Zactima by the FDA and the European Medicines Agency (EMEA), as well as fast-track status for regulatory review by the FDA. Orphan drug designation encourages the development of new products that demonstrate promise for the diagnosis, prevention and/or treatment of life-threatening or very serious conditions that are rare and affect relatively few people (not more than five in 10,000 people a year in the EU and fewer than 200,000 people a year in the US). Fast-track designation enables more frequent discussions with the FDA in order to obtain their input into the drug development plan. It also provides the option of submitting the New Drug Application in sections as opposed to simultaneous submission of all components, thereby facilitating and expediting the development and review of new drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. A Phase II trial has completed recruitment and a randomised study is ongoing. In addition, the anti-cancer activity of Zactima continues to be evaluated in colo-rectal, glioma, head and neck, breast and prostate cancers.

Recentin (formerly AZD2171) is a highly potent, selective, orally active inhibitor of VEGF receptor signalling in solid tumours. Recentin inhibits all three VEGF receptors irrespective of activating ligand. Following the decision in 2005 to accelerate the development of Recentin, and the subsequent commencement of the pivotal Phase II/III NSCLC study in November 2005, the pivotal colo-rectal cancer (CRC) programme started in 2006. The programme includes a head-to-head study comparing Recentin plus FolFox with bevacizumab (Avastin™) plus FolFox in first-line CRC. It also includes two other studies in CRC, namely a second-line head-to-head study with bevacizumab and a first-line study involving Recentin with and without chemotherapy. As well as these programmes, the US National Cancer Institute is now recruiting to 15 studies in a number of different tumour settings as part of the Recentin signal search programme.

The foundations of our early oncology pipeline are novel compounds that target signalling pathways believed to be pivotal in cancer cell growth, invasion and survival, with two products in Phase II and eight others in Phase I development. AZD6244, a potent MEK inhibitor licensed from Array Biopharma, has now entered Phase II studies across a range of tumours, including malignant melanoma, pancreatic cancer, CRC and NSCLC. The Phase II trials in hormone-resistant prostate cancer for the endothelin A antagonist, AZD4054, are proceeding and will report mature survival data in early 2007. Phase I studies with the poly-ADP-ribose polymerase (PARP) inhibitor AZD2281, part of the KuDOS portfolio, have now completed and Phase II studies will commence in early 2007. The dual-specific Src/Abl kinase inhibitor, AZD0530, has shown dramatic effect on biomarkers of cell motility and bone resorption and is starting Phase II studies in a range of malignancies. This compound has the potential for activity in a wide range of tumours. The following compounds from the early portfolio achieved First Time in Man during the year: AZD4877, a novel inhibitor of cell cycle; AZD7762, a tumour-selective chemo sensitizer; AZD8931, a dual inhibitor of epidermal growth factor receptor (erbB1 and erbB2) signalling pathways.

AstraZeneca and Schering AG formed a new alliance in September to co-develop and jointly commercialise AZD4992, Schering AG’s novel SERD (selective estrogen receptor down-regulator) for the treatment of breast cancer.

PERFORMANCE 2006
Reported performance
Oncology sales increased by 11% to $4,262 million in 2006 principally due to the continued strong Arimidex performance.

Underlying performance
Excluding the effects of exchange, Oncology sales grew by 12%.

In the US, sales of Arimidex were up 29% to

$614 million. Total prescriptions increased by 21%. Arimidex share of total prescriptions for hormonal treatments for breast cancer was 37.5% in December, up 2.7 percentage points during the year. In other markets, Arimidex sales grew by 29% due to an increase in sales in Europe (up 30%) and Asia Pacific (up 27%) on strong volumes.

Casodex sales increased by 9% to $1,206 million. In the US, sales were up 23% to $295 million. Sales in other markets were up 5%, with sales in Japan up 10% to $286 million.

Iressa sales in markets outside the US increased by 10%. Sales in the Asia Pacific region were up 15% to $207 million. Worldwide sales of Faslodex were up 32% to $186 million, largely due to the 74% increase in Europe. Sales in the US were up 12%.

Zoladex sales exceeded $1 billion for the second year in a row with declines in the US offset by growth elsewhere. We have recorded revenue of $18 million from Abraxane®.

PERFORMANCE 2005
Reported performance
Oncology sales increased by 14% to reach $3,845 million in 2005, compared with $3,376 million in 2004.

Underlying performance
Excluding the effects of exchange, Oncology sales grew by 12%.

Casodex sales in the US increased by 3% to $239 million. Sales in other markets were up 11%, with Japan accounting for nearly half of this growth.

Arimidex sales increased 44% to $1,181 million. Arimidex value share of the market for hormonal treatments for breast cancer reached 50% in October 2005. In the US, sales of Arimidex were up 59%. In other markets, sales were up 35% on excellent growth in Europe (up 35%) and Japan (up 27%).

Iressa sales were down 31%, chiefly as a result of the 63% decline in the US. Iressa sales in Asia Pacific increased 7% as sales in China and other markets more than offset a 15% decline in Japan.

Sales for Faslodex reached $140 million (up 39%) as a result of good growth in Europe since marketing approval in March 2004. Sales in the US were up 11%.

Zoladex sales increased 7% to $1,004 million, as good sales growth in other markets (up 13%) offset a 23% decline (from both volume and price effects) in the US.

30	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RESPIRATORY AND INFLAMMATION (R&I) MEDICINES CONTINUED

WE AIM TO BUILD ON OUR STRONG POSITION IN ASTHMA
TREATMENT THROUGH THE GROWTH OF KEY PRODUCTS, PARTICULARLY SYMBICORT, NEW INDICATIONS AND MARKET LAUNCHES AND THE SUCCESSFUL INTRODUCTION OF NOVEL APPROACHES TO OTHER AREAS OF INFLAMMATORY DISEASE
SUCH AS SEVERE CHRONIC OBSTRUCTIVE PULMONARY DISEASE (COPD), RHEUMATOID ARTHRITIS AND OSTEOARTHRITIS.

PRODUCTS
Symbicort is an innovative treatment that provides rapid, effective control of asthma and COPD.

In July, the Food and Drug Administration (FDA) approved Symbicort in the US in a pressurised Metered Dose Inhaler (pMDI) for maintenance treatment of asthma in patients aged 12 years and above. We continue to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

Outside the US, Symbicort is marketed in the Turbuhaler dry powder device and is approved in over 90 countries and launched in more than 70.

In October, Symbicort SMART, a new approach to managing asthma using Symbicort as both a maintenance and reliever therapy was approved for use in adults through the EU Mutual Recognition Procedure. Symbicort SMART has been approved for use in over 25 countries and enables patients to take control of their asthma simply using just one inhaler for both maintenance and relief of asthma symptoms. This treatment concept, which represents a change from current medical practice, is possible with Symbicort as it contains formoterol, a bronchodilator which is both rapid-acting and long-lasting, coupled with the corticosteroid budesonide to provide an important anti-inflammatory effect. With Symbicort SMART, patients receive a maintenance dose in line with normal practice to establish asthma control, and then take additional inhalations ‘as needed’ if symptoms occur, to provide both rapid relief and increased asthma control. This means that the underlying inflammation is treated with every inhalation, even when Symbicort is used for symptom relief, which leads to a reduced risk of having an asthma attack.

The SMILE study was published in The Lancet in August. This study (which involved 3,394 patients) was designed to evaluate the contribution of the ‘as-needed’ budesonide part of Symbicort SMART in preventing asthma exacerbations. All patients were given Symbicort as maintenance therapy and either terbutaline, formoterol or Symbicort as reliever. The results show that the ‘as-needed’ budesonide part of Symbicort SMART is effective in reducing exacerbations of all types as well as in improving day-to-day symptom control compared to traditional reliever therapy with bronchodilators alone.

Preliminary data from the COMPASS study were published as an abstract at the European Respiratory Society meeting in September. This double-blind study demonstrated that the Symbicort SMART concept was more effective in reducing all forms of exacerbations than both double the usual maintenance dose of Symbicort plus a separate reliever medication and salmeterol/fluticasone at its most frequently prescribed fixed dose (50/250 µg twice daily) plus a separate reliever medication.

Symbicort is also approved in many countries for use in patients with COPD, where trial data have shown it reduces exacerbation rates compared to a long-acting bronchodilator.

Pulmicort remains one of the world’s leading asthma medicines and is available in several forms, including the Turbuhaler dry powder inhaler, a pMDI and Pulmicort Respules suspension for the treatment of children and infants.

The current Pulmicort Turbuhaler has been technically modified to improve dosing properties (dose uniformity) and to introduce a dose counter. The enhanced version was approved by the FDA in July.

The first European approvals (in Finland, Latvia, Germany, Austria and Denmark) for a more environmentally friendly HFA-based Pulmicort pMDI were received in 2006.

Pulmicort Respules is the first and only nebulised corticosteroid in the US for children as young as 12 months. Sales have grown strongly as a result of high medical need in the age group combined with the product’s beneficial profile, which together have strengthened the product’s position as the inhaled corticosteroid of choice for the treatment of children under five with asthma. In September, Pulmicort Respules was approved and launched in Japan for the maintenance treatment of paediatric asthma and as prophylactic therapy in children aged six months or over and less than five years of age.

Information on AstraZeneca’s ongoing patent infringement action against IVAX in the US in relation to a budesonide inhalation suspension is set out on page141.

Oxis is a beta-agonist therapy with a fast onset and long-acting clinical effect for the relief of asthma symptoms. Oxis is added to the treatment regime when corticosteroid treatment alone is not adequate. Oxis is also indicated for symptom relief in COPD. During 2006, all drugs classified as “long-acting beta agonists” were required to include safety precautions in their prescribing information such as “not to be used in asthma without concurrent steroid treatment”.

Rhinocort is a treatment for allergic rhinitis (hay fever). It combines powerful efficacy with rapid onset of action and minimal side effects and is available as a once-daily treatment in the Rhinocort Aqua (nasal spray) and the Turbuhaler dry powder inhaler forms.

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

We focus on developing new therapies for currently unmet medical needs in COPD, asthma, rheumatoid arthritis and osteoarthritis.

DIRECTORS’ REPORT	31
Business Review

The development of Symbicort for COPD and paediatric asthma in the US is on track, with submissions scheduled for the first half of 2008 and late 2007 respectively. The development of two new strengths of the pMDI product is also on track, with submission of additional data to supplement the filing in the EU scheduled for the second half of 2008.

As discussed in more detail on page 38, we acquired Cambridge Antibody Technology Group plc (CAT) during the year. The existing alliance with CAT had established a strong portfolio in R&I diseases, which continued to make good progress. Together, we are now working on 11 discovery projects in R&I diseases. The first compounds are expected to move into development in 2007. In addition to forming the foundation for our biopharmaceuticals strategy, the acquisition of CAT added CAT-354 (in Phase I trials for asthma) and CAM-3001 to the R&I pipeline.

In September, we announced we had entered into a three-year partnership with Dynavax Technologies Corporation (Dynavax) to pursue opportunities in the field of Toll-like receptor 9 (TLR-9) for use in asthma and COPD. Dynavax has unique competence in generating immunostimulatory sequences that activate TLR-9, and the alliance will enable us to expand our portfolio of small molecules and biologicals.

On 1 February 2007, we announced a major discovery alliance with Argenta Discovery Limited aimed at identifying improved bronchodilators to treat COPD. A team of scientists from each company will collaborate in order to identify long-acting muscarinic (M3) antagonists (LAMAs) and dual acting muscarinic antagonist-ß2 agonist (MABA) candidate drugs.

Details of all compounds in the R&I pipeline are contained in the table on page 29.

PERFORMANCE 2006
Reported performance
Sales in the R&I therapeutic area grew by 10% from $2,873 million in 2005 to $3,151 million in 2006. Pulmicort and Symbicort were the major contributors to this growth.

Underlying performance
On a constant exchange rate basis, sales in R&I increased by 10%.

Sales of Symbicort increased by 18% to $1,184 million on continued market growth and share gains in Europe, where sales were $1,018 million. Sales in other markets reached $166 million.

Worldwide sales of Pulmicort were up 11% to $1,292 million. Once again, the primary driver for growth was Pulmicort Respules in the US, where sales were up 24%. Volume growth in the US was approximately 10%, with price changes, managed care rebate adjustments and inventory movements also contributing to the sales growth. Pulmicort sales in the rest of the world were $457 million.

Rhinocort sales were down 7% to $360 million, chiefly on sales of Rhinocort Aqua in the US market (down 9%).

PERFORMANCE 2005
Reported performance
Continued growth from Symbicort drove the increase in reported sales for R&I, which grew by 11% from $2,583 million in 2004 to $2,873 million in 2005.

Underlying performance
On a constant exchange rate basis, sales in R&I increased by 9%.

Symbicort sales reached $1,006 million. Sales growth was 22% as market share continues to increase in the fast-growing combination product segment of the asthma and COPD markets. Over 80% of Symbicort sales were made in Europe in 2005.

Sales of Pulmicort were up 9% as the 18% growth in the US (fuelled by a 28% increase in Pulmicort Respules) to $682 million more than offset a 2% decline in other markets.

Rhinocort sales were up 6% chiefly on sales of Rhinocort Aqua in the US (up 7%), where price changes and managed care rebate adjustments more than offset the 10% decline in total prescriptions. Rhinocort sales in the US were $277 million.

DIRECTORS’ REPORT	33
Business Review

GEOGRAPHIC REVIEW

2006 IN BRIEF

>	THE US DELIVERED AN EXCELLENT YEAR, DRIVEN NOTABLY BY NEXIUM, SEROQUEL, CRESTOR AND ARIMIDEX.

>	ASTRAZENECA MAINTAINED ITS MARKET POSITION AS THE SECOND LARGEST PHARMACEUTICAL COMPANY IN CANADA.

>	THE REST OF THE WORLD DELIVERED A STRONG YEAR, DRIVEN BY KEY GROWTH PRODUCTS (NEXIUM, CRESTOR, SYMBICORT, SEROQUEL AND ARIMIDEX ) AND EXPANSION INTO EMERGING MARKETS.

>	EUROPE ACHIEVED GOOD GROWTH IN 2006 AHEAD OF KEY COMPETITORS, DESPITE SIGNIFICANT GOVERNMENT COST-CONTAINMENT INTERVENTIONS, ESPECIALLY IN GERMANY.

>	IN ASIA PACIFIC,ASTRAZENECA REMAINS ONE OF THE FASTEST-GROWING COMPANIES, INCLUDING CHINA WHERE HKAPI RANKED US THE NUMBER ONE MULTINATIONAL PHARMACEUTICAL COMPANY IN THE PRESCRIPTION MARKET.

>	JAPAN CONTINUED TO GROW AHEAD OF THE MARKET, DRIVEN BY THE PERFORMANCE OF CASODEX, LOSEC, ARIMIDEX AND IRESSA.

>	SALES IN THE LATIN AMERICA REGION INCREASED BY 22%, DRIVEN BY MEXICO,VENEZUELA, CENTRAL AMERICA AND THE CARIBBEAN.

STATEMENTS OF COMPETITIVE POSITION,
GROWTH RATES AND SALES
As in the rest of this Annual Report and Form 20-F Information, except as otherwise stated, market information in this Geographic Review regarding the position of our business or products relative to its or their competition is based upon published statistical sales data for the 12 months ended 30 September 2006 obtained from IMS Health, a leading supplier of statistical data to the pharmaceutical industry. For the US, dispensed New or Total prescription data are taken from the IMS Health National Prescription Audit for the 12 months ended 31 December 2006. Except as otherwise stated, these market share and industry data from IMS Health have been derived by comparing our sales revenue to competitors’ and total market sales revenues for that period. Except as otherwise stated, growth rates and sales are given at constant exchange rates.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

US	12,449	1,678	–	10,771	1,140	–	9,631	16	16	12	12

Europe	8,903	519	(79)	8,463	598	216	7,649	6	5	8	11

Japan	1,503	73	(97)	1,527	114	(17)	1,430	5	(2)	8	7

RoW	3,620	343	88	3,189	290	183	2,716	11	14	15	21

Total	26,475	2,613	(88)	23,950	2,142	382	21,426	11	11	10	12

NORTH AMERICA
US
Product Performance, Clinical Trial Data and Regulatory Submissions

Reflecting our continued commitment to attaining market leadership in a highly competitive and challenging environment, sales in the US rose by 16% from $10,771 million in 2005 to $12,449 million in 2006. The combined sales of Nexium, Seroquel, Crestor and

Arimidex were $7,775 million in 2006, which represented over 62% of our total US sales. AstraZeneca is currently the fifth largest pharmaceutical company in the US, with our sales representing a 5% share of US prescription pharmaceutical sales. Sales for Aptium Oncology (previously Salick Health Care) and Astra Tech rose by 12% and 41% to $374 million and $41 million, respectively.

Nexium continues to lead the proton pump inhibitor (PPI) market for new prescriptions, total prescriptions and total capsules dispensed. The new Medicare prescription benefit helped to fuel overall PPI market growth of 10% in 2006. Nexium posted growth rates ahead of the PPI market. The Medicare programme, along with the overall competitive market, did result in some net price erosion for Nexium in 2006. There were several positive regulatory milestones, as approvals were granted for Nexium for Zollinger Ellison Syndrome and for paediatric patients aged 12-17 years old. A new Nexium formulation of delayed-release granules for oral suspension was also approved and will be introduced in 2007.

In 2006, Seroquel enhanced its leading position as the number one prescribed atypical anti-psychotic on the market, with sales of $2,486 million (up 24%, +24% reported). Seroquel posted prescription growth of 12% with an increase of 1.6 million prescriptions. In July a New Drug Application (NDA) was submitted to the Food and Drug Administration (FDA) seeking approval for a sustained-release formulation for Seroquel for the treatment of schizophrenia. In October, we received FDA approval for a new indication for Seroquel for the treatment of patients with depressive episodes associated with bipolar disorder.

Seroquel is now the first and only single medication approved by the FDA to treat both depressive and manic episodes associated with bipolar disorder. Clinical trials intended to support indications for Seroquel in both major depressive disorder and general anxiety disorder were recruiting in 2006.

Crestor was the fastest-growing branded single-agent statin in terms of share of new prescriptions in the US in 2006, with sales of $1,148 million. This performance was despite the market entry of generic statins, confirming that Crestor remains a clinically important option for many patients, especially the broad range of higher-risk patients. There were also three large-scale studies in several ethnic populations that are historically under-represented in clinical trials. We continued to improve formulary access for Crestor among managed care organisations in 2006.

Atacand continued to perform well in 2006, with sales totalling $260 million (up 12%, +12% reported). In March, the results of the TROPHY study were presented, which evaluated the effects of early pharmacological treatment with Atacand in patients with pre-hypertension and showed potential for delaying the development of hypertension.

Toprol-XL sales continued to grow in 2006, by 7%, with net sales of $1,382 million representing a $91 million increase compared to 2005. As reported last year, on 17 January 2006 summary judgment was entered against AstraZeneca in the ongoing patent litigation in the US involving three companies challenging AstraZeneca’s patents and seeking FDA approval to sell metoprolol succinate (the generic name for Toprol-XL). The Court found that the patents-in-suit are invalid and unenforceable. We disagree with and are disappointed by these conclusions and have appealed to the US Court of Appeals for the Federal Circuit. The appeal has been fully briefed and argued and a decision of the Federal Circuit is expected in 2007. Further information about this litigation is set out on page 142.

34	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GEOGRAPHIC REVIEW CONTINUED

In November, Sandoz (formerly Eon Labs Manufacturing, Inc., one of the parties to the above litigation), launched a 25mg dosage strength of generic metoprolol succinate extended-release tablets. Subsequently, we announced that we had entered into a supply and distribution agreement with Par Pharmaceutical, and Par began distribution of an authorised generic version of the 25mg dosage strength of metoprolol succinate extended-release tablets in the US. The signing of this agreement does not affect the availability of AstraZeneca’s branded Toprol-XL. AstraZeneca will continue to manufacture and make Toprol-XL available in the US in all dosage strengths.

Arimidex continued to perform well with sales up 29% (+29% reported) to $614 million for the full year. In the second half of the year, Arimidex became the market leader in total and new prescriptions for hormonal treatments for breast cancer in the US market, surpassing tamoxifen for the first time.

Pulmicort Respules, the only inhaled corticosteroid for the treatment of asthma approved in the US for children as young as 12 months, has experienced strong sales growth of 24% over the previous year. In June, we filed a Citizen’s Petition with the FDA raising our concern regarding the bioequivalence testing, product quality and labelling changes that would be, in its view, necessary for approval of any follow-on budesonide inhalation suspension, such as that filed by IVAX Pharmaceuticals Inc. in September 2005.

An NDA was filed in September 2005 for Symbicort pMDI for the long-term maintenance treatment of asthma in patients aged 12 years and above for two strengths (80/4.5 and 160/4.5 micrograms). This application was approved in 10 months (July 2006) within the Prescription Drug User Fee Act (PDUFA) timeline, only the third inhalation product within the pulmonary division to achieve approval within a 10-month period. Since the FDA approval, we have been preparing for US launch and the first pivotal trial data were unveiled in an abstract at the American College of Asthma, Allergy and Immunology in November. We continue to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

Medicare Part D Prescription Drug Benefit
Implementation of the Medicare Part D prescription drug benefit began in January 2006. A new, robust market segment formed this year, as a greater than anticipated number of elderly and disabled Medicare beneficiaries signed up for this voluntary programme. Of the 43 million eligible beneficiaries, more than 50% – 22.5 million people – are now enrolled in the programme, including six million who, prior to 2006, were covered by Medicaid. Another 40% of beneficiaries receive prescription benefits through other sources judged to be equivalent to or better value than Part D, such as employment-based retiree coverage or the Veteran’s Administration. Less than 10% of the eligible population remains without coverage.

Enrolment data from the Centers for Medicare and Medicaid Services (CMS) show that two providers enrolled 44% of the Part D enrolees into their plans. Three-quarters of the Part D enrolees are enrolled in plans offered by 12 providers. According to CMS, competition among private plans reduced beneficiary and government costs by 35% in 2006, with similar savings expected in 2007. CMS has found that, on average, Medicare beneficiaries in the plans with the lowest prices could save up to 23% off the prices they would have paid without coverage, and some could save up to 56%. As part of our commitment to helping patients get the medicines they need, including those who are enrolled in, or who are eligible for, a Medicare Part D prescription drug plan, the Company gave a significant grant of $10 million that helped produce the My Medicare Matters™ outreach and education initiative. Thanks to this support, during the first open enrolment period, My Medicare Matters™ educators worked side-by-side with thousands of community-based groups to provide one-on-one help sessions to more than 210,000 individuals in 44 regions within the US, helping to make My Medicare Matters™ the most recognised Part D outreach initiative among these community groups.

Our brands currently have extensive access on Medicare Part D formularies and are widely available to Medicare beneficiaries. Whilst payer mix varies by brand, between 20% and 30% of total prescriptions for our major in-line brands are currently paid for by Part D plans. Driven primarily by both the success of our contracting strategy and prescription volume growth in the Medicare segment, AstraZeneca has, on balance, realised a positive financial impact as a result of Medicare Part D. Over time, however, the success of the programme will depend, in large measure, on beneficiary satisfaction (including access to medicines), the effect of the coverage gap (a period of no insurance coverage in which beneficiaries must pay the full amount out of pocket), whether employers shift retirees to Part D and whether there will be attempts to modify or amend the programme.

Canada
During 2006, four products contributed combined sales of over $600 million (Crestor $185 million, Losec $152 million, Nexium $149 million and Seroquel $122 million), with Crestor, Losec and Nexium among the top 20 prescription products in Canada by sales. Total sales for the year were $1,031 million, down on an underlying basis by 1% (reported up 6%).

We maintained our market position as the second largest pharmaceutical company in Canada. Crestor maintained its number two market ranking and was the fastest-growing statin in both new and total prescriptions (41% and 33% respectively), supported by the Crestor Healthy Changes Support Program, which helps patients to understand better and improve the management of their cholesterol and to develop a healthier lifestyle.

Seroquel remains the leader in new and total prescriptions within the atypical anti-psychotics market. Atacand continues to outperform the anti-hypertensive market, with new prescription growth of over 21%, compared with market growth of only 10%.

Several of our marketed products received regulatory approval for new indications or label changes: Nexium to heal and reduce the risk of gastric ulcers associated with NSAID therapy (non-steroidal anti-inflammatory drugs); and Faslodex, whose Product Monograph was updated with clinical trial findings regarding use in patients with mild to moderate hepatic impairment. However, the Product Monograph for Zomig tablets,
Zomig Nasal Spray and Zomig Rapimelt underwent class-labelling changes clarifying the use of Zomig for acute migraine therapy.

DIRECTORS’ REPORT	35
Business Review

In November, the Supreme Court of Canada (SCC) reversed an earlier Federal Court of Appeal decision that had quashed the marketing approval for the generic omeprazole capsule product of Apotex Inc. (Apotex). The SCC had permitted Apotex to sell its product pending the resolution of the appeal. As a result of the November decision, Apotex can now continue to sell its omeprazole capsules in Canada. For more details of this and other litigation in Canada, see page 138.

REST OF THE WORLD
Sales in the rest of the world performed strongly, up 8% to $12,995 million (+6% reported). Key growth products (Nexium, Crestor, Symbicort, Seroquel and Arimidex) were up 24% against 2005 (+23% reported). Sales in emerging markets were up a strong 22% (+23% reported). This increase was underpinned by continued investments in sales and marketing initiatives.

Europe
We performed well in Europe, ranking third in terms of sales growth rate, achieving an overall market share of 5% and maintaining our position as the fifth largest prescription drug company. At $8,903 million, sales were up 6% (+5% reported) with strong underlying demand in Spain, Italy, Greece and many of the countries in Central and Eastern Europe. Excluding sales of patent-expired products ($839 million, down 20% and 21% on a reported basis), sales in Europe were up 10% (+9% reported).

The good sales performance was underpinned by strong underlying volume growth for our key brands, partly offset by the impact of government interventions, with Crestor (+56%, +56% reported), Arimidex (+30%, +29% reported), Seroquel (+25%, +24% reported), Symbicort (+18%, +17% reported) and Nexium (+6%, +5% reported) all increasing their market shares in most countries.

Overall our sales in France ($1,642 million) were maintained at the same level as 2005 (reported down 1%), maintaining our sales ranking of fourth. We saw good sales growth for our key growth products (+19%, +18% reported), especially Crestor and Nexium, both of which gained significant market share from competitors, although this was partially offset by the continuing decline of patent-expired products.

In Germany sales of $1,165 million were down 4% (down 5% reported) compared with 2005. This was a result of a combination of price reductions and increased pressure on physicians to write generic prescriptions in place of branded or newer patented products, which particularly affected sales of Nexium. Our specialty care drugs, Arimidex and Seroquel, however, showed good growth.

In the UK, sales were $850 million, driven by Arimidex (+78%, +77% reported), which benefited from approval for use with switch patients previously receiving tamoxifen. Symbicort (+41%, +41% reported) and Seroquel (+34%, +34% reported) also performed strongly.

In Italy, sales were up $113 million to $1,265 million, which represents growth of 11% (+10% reported). The performance of Crestor continued the momentum gained in 2005 (+58%, +58% reported) and Arimidex (+29%, +29% reported) remains the market leader in the aromatase inhibitor market by sales. Nexium sales were up 31% (reported +28%) and the approval for risk reduction of NSAID-associated stomach ulcers in 2005 continued to drive sales.

In Spain, sales of $745 million were driven by Nexium (+67%, +67% reported), Symbicort (+19%, +18% reported) and Seroquel (+20%, +20% reported).

Strong sales were recorded in Central and Eastern Europe, particularly in Russia, where the pharmaceutical market continued to benefit from the introduction of a federal reimbursement list for pharmaceuticals in 2005.

See page 50 (Industry Regulation) for a discussion of government cost-containment measures in Europe and their impact on our business.

Japan
In Japan, we were the second fastest-growing company amongst the top 15 pharmaceutical companies, and increased our ranking from fourteenth in 2005 to thirteenth this year. Strong volume growth from key products offset the biennial government review of drug prices to deliver sales of $1,503 million, growth of 5% (down 2% reported). The key drivers of this were the oncology portfolio, particularly Arimidex (+19%, +12% reported),

Casodex (+10%, +3% reported) and Iressa (+6%, flat reported), together with Losec (+7%, flat reported) and Seroquel (+4%, down 2% reported).

The planned interim analysis for the Crestor Post-Marketing Surveillance (PMS) study was submitted to the regulatory authorities in September and, based on its findings, and together with Shionogi & Co. Ltd., we started the full-scale launch of Crestor ahead of schedule on 25 September.

Asia Pacific (excluding Japan)
Asia Pacific (excluding Japan) sales were up 10% (+10% reported) to $1,528 million in 2006, with contributions from some of the fastest-growing and important emerging markets in the world. Sales growth for these emerging markets (all Asia Pacific markets excluding Australia and New Zealand) was up 17% (+20% reported) with sales of $974 million.

South Korea growth (+29%, +38% reported) was driven by the successful launch of Crestor and continued development of Atacand and Iressa.

In China, the growth and expansion strategy of the past four years has continued to provide strong returns. AstraZeneca is the largest multinational pharmaceutical company in the prescription market in China, as surveyed by the Hong Kong Association of the Pharmaceutical Industry, with one of the highest growth rates. Investments in a large field force covering extensive areas of China allow AstraZeneca to ensure our products reach Chinese patients. In 2006, AstraZeneca also announced the establishment of the Innovation Centre, China (ICC). This investment in Chinese research and discovery science is aimed at creating new opportunities in the area of lung cancer, hepatocellular carcinoma cancer (HCC), gastric/oesophageal cancer and pre-menopausal breast cancer. The ICC will also establish collaborations with major medical centres in China.

Strong gains were also seen in India and Thailand, where market dynamics are continuing to be positive.

36	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GEOGRAPHIC REVIEW CONTINUED

In Australia, we are ranked third in the market in terms of sales, with high volume growth of key brands such as Arimidex, Seroquel,
Atacand and Nexium. Crestor was launched successfully in December.

Latin America
Latin America enjoyed strong sales performance of $732 million, up 23% (+26% reported), mainly driven by Mexico, Venezuela, Central America and the Caribbean. As a result, our market share grew to 2% in the prescription market, taking us to tenth position in the rankings of the prescription market.

The Latin America region has experienced improved political and economic stability. This has led to us investing significantly in further development of our key growth products and in the fast-growing markets. As a result, they showed strong performance with sales of $219 million, which is up 53% versus last year (+58% reported). Nexium took over the number one position for Latin America with sales of $94 million (up 48%, +51% reported). Crestor enjoyed a strong year with sales of $57 million (up 82%, +88% reported).

Mexico continued to be our largest market in the region, with sales of $286 million (up 23%, +23% reported). Our share in the prescription market moved up to 3% and we moved up to eleventh position in the rankings. Crestor is the market leader in terms of volume and second in terms of value. The over-the-counter (OTC) business increased $7 million to $30 million (up 32%, +31% reported), with particularly strong sales of Losec OTC ($21 million).

In Brazil, sales were $247 million with an underlying growth of 17% (+30% reported). The best-selling brand was Zoladex with sales of $37 million.

The performance of other markets in the region was strong, particularly for Venezuela, Central America and the Caribbean.

Middle East and Africa
Middle East and Africa showed good growth of +25% (+21% reported), driven by Nexium, Symbicort and Crestor. We outperformed the pharmaceutical market in terms of underlying growth rate in our key markets: Egypt, Saudi Arabia, the Gulf States and South Africa.

Our new manufacturing site in Egypt was inaugurated in December. It is AstraZeneca’s first manufacturing facility in the Middle East and demonstrates our commitment to invest in the region and our confidence in Egypt. The plant will have a capacity of 250 million tablets and represent a $32 million investment.

52	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

REPORTING PERFORMANCE

*	TRx share represents total prescription share in the US in December (IMS data). Symbicort has not been launched in the US.

The performance data shown in the therapy area reviews on pages 16, 20, 23, 26, 29 and 32 and the geographic sales performance in the geographic review on page 33 are shown in both reported and underlying performance. Reported performance takes into account all the factors (including those which we cannot influence, principally currency exchange rates) that have affected the results of our business. Underlying performance shows sales growth at constant exchange rates (CER) to reflect the volume and price changes of the geographic and therapy areas and individual products by excluding the effects of exchange rate movements. Underlying CER growth is calculated by retranslating the current year performance at the previous year’s exchange rates and adjusting for other exchange effects, including hedging.

56	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

The Gastrointestinal portfolio grew for the second year in a row, up 4% as Nexium growth more than offset the continuing decline in Losec/Prilosec. Nexium sales increased by 12% to $5,182 million. Sales in the US were up 13% to $3,527 million on continued strong volume growth offset by lower price realisation. Nexium sales in other markets increased 10%, as good volume growth in France and Italy helped mitigate the significant price erosion in Germany. Losec/Prilosec sales were down 16% to $1,371 million with declines of 12% in the US and 17% elsewhere.

In Cardiovascular, sales grew by 15% to $6,118 million. Crestor sales exceeded $2 billion, reaching $2,028 million, up 59%. Sales in the US were up 57% to $1,148 million. Crestor share of new prescriptions in the US statin market was 9.6% in December 2006 (compared with 6.9% at the beginning of 2006). Sales in other markets increased by 61% on good growth in Europe and the second half launch in Japan. Seloken/Toprol-XL sales increased by 3% to $1,795 million. US sales growth was restricted to 7% by the launch in November of generic Toprol-XL 25mg by Sandoz (formerly Eon Labs) and our move to recognising revenue conservatively as prescriptions are written (as opposed to on shipment). Sales were $1,382 million in the US. The performances of Crestor and Seloken/Toprol-XL more than offset declines in Zestril and Plendil, down by 7% and 24%, respectively.

Respiratory and Inflammation sales increased by 10% to $3,151 million. Symbicort sales were the main driver of this growth and increased 18% to $1,184 million. Sales of Symbicort arise principally in Europe – the Company continues to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology and completion of the required validation batches. Elsewhere in the therapy area, Pulmicort sales rose by 11% with annual sales of $1,292 million, whilst Rhinocort sales declined to $360 million, down by 7%.

Sales in the Oncology portfolio grew by 12% to $4,262 million. Arimidex sales increased 29% to $1,508 million, with growth rates in the US (up to $614 million) and other markets the same. Casodex sales grew by 9% to $1,206 million on strong performances outside the US and Zoladex sales exceeded $1 billion for the second year in a row, again on good performance outside the US. Iressa sales fell by 11% to $237 million, a slower decline than in 2005, as growth in Asia Pacific went some way to offset declines in the US.

Neuroscience sales grew by 16% to $4,704 million. Seroquel sales exceeded $3 billion to reach $3,416 million (up 24%). In the US, Seroquel share of new prescriptions in the anti-psychotic market increased to over 30% in December. Sales in other markets increased by 23%.

We discuss the performances of the therapy areas and the individual products in those areas in more detail in the relevant sections of the Business Review.

Geographical Analysis
In the US, sales were up 16%. Sales growth for Nexium, Seroquel, Arimidex and Crestor amounted to $1,441 million, whilst there were declines in products such as Prilosec. Toprol-XL grew in the year although it faced generic competition from November. Adjusting sales to exclude Toprol-XL sales from both 2006 and 2005, growth was 11%.

Revenue from outside the US now accounts for 53% of our sales. In Europe, sales increased by 6% for the full year, with good volume growth partially offset by lower realised prices. Sales for the five key growth products combined grew by 21%. However, performance was hindered by declines in Germany, where doctors have been encouraged to prescribe generics.

Sales in Japan increased by 5% as a result of good growth for Casodex and Arimidex together with the launch of Crestor. Sales in China were up 19% to $328 million on the back of strong growth in all the major therapeutic areas, particularly Oncology.

We discuss the geographic performances in more detail in the appropriate sections of the Business Review on pages 33 to 36.

Operating Margin and Retained Profit
Operating margin increased by 3.8 percentage points from 27.2% to 31.0%. Excluding the effects of currency and other income, underlying margin increased 2.9 percentage points for the full year.

Gross margin increased by 1.4 percentage points to 79.0% of sales. Slightly lower payments to Merck (4.7% of sales) benefited gross margin by 0.1 percentage points whilst currency and royalties reduced gross margin by 0.1 percentage points and 0.2 percentage points, respectively. Excluding the prior year costs for the early termination of the MedPointe Zomig US distribution agreement and manufacturing provisons (in total $137 million) and the 2006 provisions made in respect of Toprol-XL, NXY-059 and manufacturing efficiencies (in total $215 million), underlying margin improved by 1.5 percentage points.

Research and development expenditure was up 16% to $3,902 million (14% excluding the Cambridge Antibody Technology investment) and increased by 0.6 percentage points to 14.7% of sales. Selling, general and administrative cost increases were restricted to 5% over the last year, reaching $9,096 million and adding 2.0 percentage points to operating margin.

Higher net other income and expense increased operating margin by 1.1 percentage points due principally to higher royalties, plus the $109 million gain recognised in the first half of the year from the divestment of the US anaesthetics and analgesic products to Abraxis BioSciences Inc., and the disposal of non-core products in Scandinavia ($32 million) in the final quarter.

Included within cost of sales is the movement in fair value of financial instruments used to manage our transactional currency exposures; the loss for the year, net of an exchange gain on the underlying exposures, was $11 million. Other fair value movements of $5 million are charged elsewhere in operating profit.

Net interest and dividend income for the year was $327 million (2005 $165 million). The increase over 2005 is primarily attributable to higher average investment balances and yields. The reported amounts include $43 million (2005 $15 million) arising from employee benefit fund assets and liabilities reported under IAS 19, “Employee Benefits”.

The effective tax rate for the twelve months was 29.0% (2005 29.1%) . The decrease compared to 2005 is the net effect of tax benefits arising from a different geographical mix of profits, tax deductions relating to share-based payments and the recognition of deferred tax assets in respect of tax credit carry forwards, offset by an increase in tax provisions principally in relation to global transfer pricing issues.

Earnings per share increased by 34% from $2.91 in 2005 to $3.86 for the current year. We estimate that the share re-purchase scheme has added 6 cents to earnings per share (after taking account of interest income foregone).

In 2006, Toprol-XL contributed US sales of $1,382 million and earnings per share of 50 cents. Since the timing of approval and launch

SHAREHOLDER INFORMATION	171

DEFINITIONS AND INTERPRETATION
Figures in parentheses in tables and in the Financial Statements are used to represent negative numbers.

Except where otherwise indicated, figures included in this report relating to pharmaceutical product market sizes and market shares are obtained from syndicated industry sources, primarily IMS Health (IMS), a market research firm internationally recognised by the pharmaceutical industry. The 2006 market share figures included in this report are based primarily on data obtained from an online IMS database.

IMS data may differ from that compiled by the Group with respect to its own products. Of particular significance in this regard are the following: (1) AstraZeneca publishes its financial results on a financial year and quarterly interim basis, whereas IMS issues its data on a monthly and quarterly basis; (2) the online IMS database is updated quarterly and uses the average exchange rates for the relevant quarter; (3) IMS data from the US is not adjusted for Medicaid and similar state rebates; and (4) IMS sales data are compiled using actual wholesaler data and data from statistically representative panels of retail and hospital pharmacies, which data are then projected by IMS to give figures for national markets.

References to prevalence of disease have been derived from a variety of sources and are not intended to be indicative of the current market or any potential market for AstraZeneca’s pharmaceutical products since, among other things, there may be no correlation between the prevalence of a disease and the number of individuals who are treated for such a disease.

Terms used in the Annual Report
and Form 20-F Information	US equivalent or brief description
Accruals	Accrued expenses

Allotted	Issued

Bank borrowings	Payable to banks

Called-up share capital	Issued share capital

Creditors	Liabilities/payables

Current instalments of loans	Long term debt due within one year

Debtors	Receivables and prepaid expenses

Earnings	Net income

Finance lease	Capital lease

Fixed asset investments	Non-current investments

Freehold	Ownership with absolute rights in perpetuity

Interest receivable	Interest income

Interest payable	Interest expense

Loans	Long term debt

Prepayments	Prepaid expenses

Profit	Income

Profit and loss account	Income statement/consolidated statement of income

Reserves	Retained earnings

Short term investments	Redeemable securities and short term deposits

Share premium account	Premiums paid in excess of par value of Ordinary Shares

Statement of recognised
income and expense	Statement of comprehensive income

179

GLOSSARY

The following abbreviations and expressions have the following meanings when used in this report:
ACE (Inhibitor) – Angiotensin-converting enzyme blocks the production of a hormone called angiotensin II. Angiotensin II narrows blood vessels and thereby raises blood pressure.
ACS – Acute Coronary Syndrome, an umbrella term used to cover any group of clinical symptoms compatible with acute myocardial ischemia.
Adjuvant – Assisting in the prevention, improvement or cure of disease.
ADP – Adenosine diphosphate attaches to receptors on the surface of platelets to form blood clots.
Adverse reaction – An unwanted, negative consequence associated with the use of a medicine.
Agonist – A substance capable of binding to a molecular target to initiate or enhance a physiological reaction.
Anaesthesia – The total or partial loss of sensation, especially in relation to pain.
Analgesia – The inability to feel pain.
Abbreviated New Drug Application (ANDA) – A marketing approval application for a generic drug submitted to the US Food and Drug Administration.
Antagonist – A substance capable of binding to a molecular target to neutralise or counteract a physiological reaction.
Anti-androgen – A drug that blocks the cellular uptake of testosterone by the prostate gland and used in the treatment of prostate cancer.
Anti-psychotic drug – For the treatment of the unrealistic ideas, delusions (false beliefs) and hallucinations (false perceptions) that can appear during depression or mania.
Aromatase inhibitor – A drug that inhibits the enzyme aromatase, which is involved in the production of the female sex hormone, oestrogen.
AstraZeneca or AstraZeneca Group – AstraZeneca PLC and its subsidiaries.
Atherosclerosis – Disease of the arteries linked to the build-up of lipids (fats) in the walls and the formation of atheromatous plaque, which contracts the lumen of these vessels.
Atrial fibrillation (AF) – Abnormal irregular heart rhythm with chaotic generation of electrical signals in the atria of the heart.
Atypical anti-psychotic drugs – Second generation drugs to treat psychosis with reduced likelihood to cause movement disorders.
Biomarker – A characteristic that is objectively measured and evaluated as an indicator of normal biological processes, pathogenic processes, or pharmacological responses to a therapeutic intervention.
Biopharmaceuticals/Biologics – A new class of systemic therapies that contain proteins (usually produced naturally by living organisms in response to disease, for example antibodies), as opposed to traditional pharmaceutical drugs that are made up of non-living chemicals.
Bipolar disorder – Any of several mood disorders characterised usually by alternating episodes of depression and mania or by episodes of depression alternating with mild non-psychotic excitement.
Bronchodilator – A drug that causes the widening of the bronchi (major air passages of the lungs).
Cardiovascular (CV) – Relating to the heart and blood vessels.
CAT – Cambridge Antibody Technology Group plc.
Candidate Drug (CD) – A drug to be taken into clinical concept testing phase.
CEE – Central and Eastern Europe.
CHF – Congestive Heart Failure. A condition in which the heart’s function as a pump (to circulate blood throughout the body) is inadequate to meet the body’s needs and leads to a poor blood supply, which may cause the body’s organ systems to fail.
Chronic Obstructive Pulmonary Disease (COPD) – Any disorder that persistently obstructs bronchial airflow, eg bronchitis.

Cognitive disorders – The class of disorders consisting of significant impairment of cognition or memory that represents a marked deterioration from a previous level of functioning.
CR – Corporate Responsibility.
Corticosteroid – Any of the steroid hormones made by the cortex (outer layer) of the adrenal gland.
CRC – Colo-rectal cancer.
Crohn’s disease – A chronic inflammatory disorder of the bowels.
Directors – The Directors of the Company.
Diabetes – A metabolic disorder characterised by hyperglycaemia (high glucose blood sugar), among other signs, or a variable disorder of carbohydrate metabolism usually characterised by inadequate secretion or utilisation of insulin.
Diuretic – A drug that causes the increased passing of urine.
Dopamine partial agonists – Mimic the effects of dopamine in the brain by stimulating dopamine receptors.
Double-blind study – A clinical study in which neither the subject, nor the investigator nor the research team interacting with the subject or data during the trial knows what treatment a subject is receiving.
Drug metabolism – The biochemical modification or degradation of drugs, usually through specialised enzymatic systems.
Dyslipidaemia – A condition marked by abnormal concentrations of lipids or lipoproteins in the blood.
EEA – European Economic Area.
Efficacy – The outcomes measured in Phase III clinical trials that indicate that the test drug has the intended benefit.
Epidermal Growth Factor (EGF) receptor – A protein found on the surface of some cells and to which epidermal growth factor binds, causing the cells to divide. It is found at abnormally high levels on the surface of many types of cancer cells, so these cells may divide excessively in the presence of epidermal growth factor.
EFPIA – European Federation for Pharmaceutical Industries and Associations.
EMEA – The European Medicines Agency.
Excipient – An inactive substance that serves as the vehicle or medium for a drug or other active substance.
Food and Drug Administration (FDA) – Part of the US Department of Health and Human Services Agency responsible for development, approval, manufacture, sale and use of all drugs, biologics, vaccines and medical devices in the US.
First-line therapy – Treatment given to a newly diagnosed patient, who has therefore not yet been treated.
First time in man – The first time that an experimental compound is administered to a human. It implies that the compound has passed ethical review bodies and passed formal regulatory toxicology studies.
Gastrointestinal (GI) – Relating to the stomach and intestines.
Generic – Drugs that are copies of brand-name drugs and have regulatory approval.
Gastro-oesophageal reflux disease (GERD) – A recurrent condition where gastric juices, containing acid, travel back from the stomach into the oesophagus.
Group – The Company and its subsidiaries.
Head-to-head study – A clinical trial in which two different medicines are directly compared with each other with respect to their effect on a marker of the disease or a specific event associated with the disease. (For drugs under development, this is often a comparison with a marketed drug that is seen to be the gold standard.)
Hydrofluoroalkanes (HFAs) – A new propellant for metered-dose inhalers that are more environmentally friendly than the current CFC-based inhalers.
High-density lipoprotein cholesterol (HDL-C) – HDL carries cholesterol in the blood, sometimes referred to as “good” cholesterol.

High-throughput screening – The process of using automated tests to search quickly through large numbers of substances for desired binding or activity characteristics.
Hormone – A chemical “signal” carried in the blood.
HKAPI – Hong Kong Association of the Pharmaceutical Industry.
Hypertension – High blood pressure.
IMS Health Inc. – Provider of pharmaceutical market data globally.
IR – Immediate release.
Ischaemic heart disease – A chronic disease caused by insufficient blood supply to the heart.
Leukotriene receptor antagonist – New type of asthma medication. They are non-steroidal medications, which are taken long term and have been shown to reduce reliever use and may also allow the asthmatic to reduce high doses of inhaled steroids.
Line extension – A new formulation, indication or presentation of a product that is already approved.
Lipid – Another word for “fat”. Lipids are one of the main constituents of plant and animal cells.
Low-density lipoprotein cholesterol (LDL-C) – LDL is the major carrier of cholesterol in the blood, sometimes referred to as “bad” cholesterol.
Luteinising hormone-releasing hormone (LHRH) – A naturally occurring hormone that controls sex hormones in both men and women.
LHRH agonist – A compound that is similar to LHRH in structure and is able to act like it.
Marketing Authorisation Application (MAA) – An application for authorisation to place medicinal products on the market. This is a specific term for the EU/EEA markets.
Medicaid – A US health insurance programme for individuals and families with low incomes and resources. It is jointly funded by the states and federal government, and is managed by the states.
Medicare – A US health insurance programme for US citizens aged 65 or older, US citizens under age 65 with certain disabilities, and US citizens of all ages with permanent kidney failure requiring dialysis or a kidney transplant. Recently, Medicare began offering prescription drug coverage under Part D of the Medicare Prescription Drug Benefit.
Metabolic syndrome – A combination of medical disorders that increase one’s risk for cardiovascular disease and diabetes.
MHLW – Japanese Ministry of Health, Labour and Welfare.
Monoclonal antibody – An antibody derived from a single clone of cells; all antibodies derived from such a group of cells have the same sequence of DNA. Monotherapy – Treatment where only one agent is given.
Myocardial infarction (MI) – A heart attack.
New Chemical Entity (NCE) – A new, pharmacologically-active chemical substance. The term is used to differentiate from line extensions and existing drug products.
NCI – US National Cancer Institute.
New Drug Application (NDA) – An application to the FDA for approval to market a drug product in the US.
Neuroscience – Sciences that deal with the structure or function of the nervous system and brain.
Normotensive – Indicating a normal arterial blood pressure.
NSAID – Non-steroidal anti-inflammatory drug.
NSCLC – Non-small cell lung cancer.
OA – Osteoarthritis.
Oncology – The study of diseases that cause cancer.
Odontology – A science dealing with the teeth, their structure and development, and their diseases.
Outcomes study – A large clinical trial in which the effect of a drug in preventing or delaying a specific and important medical event related to that disease area (eg the occurrence of a heart attack) is measured, rather than the effect on a marker of the disease (eg blood levels of certain enzymes).

Trade marks
Trade marks of the AstraZeneca group of companies appear throughout this document in italics. AstraZeneca, the AstraZeneca logotype and the AstraZeneca symbol are all trade marks of the AstraZeneca group of companies. Trade marks of companies other than AstraZeneca appear with a ® or ™ sign and include: Abraxane®, a registered trade mark of Abraxis BioScience, Inc.; Avastin™, a trade mark of Genentech, Inc.; Cubicin™, a trade mark of Cubist Pharmaceuticals, Inc.; CytoFab™, a trade mark of Protherics, Inc.; Herceptin™, a trade mark of Genentech, Inc.; Humira™, a trade mark of Abbott Laboratories, Inc.; Prinivil™, a trade mark of Merck & Co., Inc.; Taxotere™, a trade mark of Aventis Pharma S.A.; TriCor™, a trade mark of Fournier Industrie et Santé and Zocor™, a trade mark of Merck & Co., Inc.

Use of terms
In this Annual Report and Form 20-F Information, unless the context otherwise requires, ‘AstraZeneca’, ‘the Group’, ‘the Company’, ‘we’, ‘us’ and ‘our’ refer to AstraZeneca PLC and its consolidated entities.

Statements of competitive position
Except as otherwise stated, market information in this Annual Report and Form 20-F Information regarding the position of our business or products relative to its or their competition is based upon published statistical data for the 12 months ended 30 September 2006, obtained from IMS Health, a leading supplier of statistical data to the pharmaceutical industry. Except as otherwise stated, these market share and industry data from IMS Health have been derived by comparing our sales revenue to competitors’ and total market sales revenues for that period. For the purposes of this Annual Report and Form 20-F Information, references to the world pharmaceutical market or similar phrases are to 52 countries contained in IMS Health’s MIDAS Quantum database, which amount to approximately 95% (in value) of the countries audited by IMS Health.

Statements of growth rates, sales and market data Except as otherwise stated, growth rates and sales in this Annual Report and Form 20-F Information are given at constant exchange rates (CER) to show underlying performance by excluding the effects of exchange rate movements. Market data are given in actual US dollars.

Statements of dates
Except as otherwise stated, references to days and/or months in this Annual Report and Form 20-F Information are references to days and/or months in 2006.

AstraZeneca websites
Information on or accessible through our websites, including astrazeneca.com, astrazenecaclinicaltrials.com, rosuvastatininformation.com and cambridgeantibody.com, does not form part of this document.